Part II

OFFERING CIRCULAR

Sprinter Football Club, Inc.

2344 Corte De La Jara

Pleasanton, CA 94566

(760) 579-9885

Dated: March 29, 2016

The Offering Statement relates to the proposed issuance by the Company of up to 40,000,000 shares Class B common stock, 10,000,000 shares of Class C common stock and 10,000,000 shares of Class D common stock (the “Shares”), with all classes of common stock having $0.00001 par value per share, to be issued by Sprinter Football Club, Inc., (the “Company,” “we,” “us,” or “our”). Subscribers will not be required to tender funds for their shares, but, instead, must perform certain promotional services as consideration for their shares. Our board of directors has used its business judgment in setting the value of the promotional services provided by the subscribers to be $10,000.20 if the offer is fully subscribed. Using this measure for valuing the promotional services to be tendered for shares results in our valuing the consideration being tendered as $0.00016667 per share. We operate a football (soccer) club in San Diego. Our principal offices are located at 2344 Corte De La Jara, Pleasanton, CA 94566. The phone number for these offices is (760) 579-9885.

These securities are speculative securities. Investment in the Company’s stock involves significant risk. You should purchase these securities only if you can afford a complete loss of your investment. See the “Risk Factors” section on page 4 of this Offering Circular.

We will commence the offering of these securities promptly after the date this Offering Circular is qualified.

This Offering is being conducted on a “best-efforts” basis, which means our officers will use their commercially reasonable best efforts in an attempt to offer (in exchange for services rendered) the shares of the Class B, Class C, and Class D Common Stock. Such officers will not receive any commission or any other remuneration for these sales. In offering the securities on our behalf, the officers will rely on the safe harbor from broker-dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934, as amended.

This Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sales of these securities in any state or jurisdiction in which such offer, solicitation or sale would be, unlawful, prior to registration or qualification under the laws of any such state.

See Item 14, “Securities Being Offered” on page 45 for more information and descriptions of the Class B, Class C, and Class D Common Stock.

Our Class A Common Stock is mentioned in this offering where we disclose our Corporation’s capital structure. The performance of each class of common stock may affect the performance of other classes of common stock. We have not issued any Class A Common Stock to anyone other than the founder of the Corporation, Mr. Peter Allen Schuh, who owns 100% of the issued Class A Common Stock.

The Corporation intends to commence the offering of the three classes (B, C, and D) of its common stock within two calendar days after qualification and will offer all such securities on a continuous basis during the offering period. The Corporation will file all necessary amendments and exhibits and will adjust and disclose its financial statements as required to keep itself in accordance with the rules and regulations of the Securities and Exchange Commission.

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CLASS B

	Share valuation and price to public	Underwriting discount and commissions	Services provided to issuer	Proceeds to other persons
Per share/unit:	$0.00016667	$0	$0.00016667	$0
Total:	$6,666.80	$0	$6,666.80	$0

CLASS C

	Share valuation and price to public	Underwriting discount and commissions	Services provided to issuer	Proceeds to other persons
Per share/unit:	$0.00016667	$0	$0.00016667	$0
Total:	$1666.70	$0	$1666.70	$0

CLASS D

	Share valuation and price to public	Underwriting discount and commissions	Services provided to issuer	Proceeds to other persons
Per share/unit:	$0.00016667	$0	$0.00016667	$0
Total:	$1666.70	$0	$1666.70	$0

Our board of directors has used its business judgment in setting a value of $0.00016667 per share for the promotional services to be rendered to the Company as consideration for the stock to be issued under the Offering.

NO FEDERAL OR STATE SECURITIES COMMISSION HAS APPROVED, DISAPPROVED, ENDORSED, OR RECOMMENDED THIS OFFERING. YOU SHOULD MAKE AN INDEPENDENT DECISION WHETHER THIS OFFERING MEETS YOUR INVESTMENT OBJECTIVES AND FINANCIAL RISK TOLERANCE LEVEL. NO INDEPENDENT PERSON HAS CONFIRMED THE ACCURACY OR TRUTHFULNESS OF THIS DISCLOSURE, NOR WHETHER IT IS COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS ILLEGAL.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED HEREUNDER ARE EXEMPT FROM REGISTRATION.

THE EXEMPTIONS FOR SECONDARY TRADING AVAILABLE UNDER CALIFORNIA CORPORATIONS CODE 25104(H) WILL BE WITHHELD BUT THAT THERE MAY BE OTHER EXEMPTIONS TO COVER PRIVATE SALES BY THE BONA FIDE OWNER FOR HIS OWN ACCOUNT WITHOUT ADVERTISING AND WITHOUT BEING EFFECTED BY OR THROUGH A BROKER DEALER IN A PUBLIC OFFERING.

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Item 2: TABLE OF CONTENTS:

TITLE:

SUMMARY	4

RISK FACTORS	4

DILUTION	28

PLAN OF DISTRIBUTION AND SELLING SECURITYHOLDERS	28

USE OF PROCEEDS	28

SPRINTER FOOTBALL CLUB – DESCRIPTION OF BUSINESS	29

LEGAL MATTERS	38

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION	39

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES	43

SECURITIES BEING OFFERED	45

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	49

INFORMATION NOT REQUIRED IN PROSPECTUS	50

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Item 3. SUMMARY AND RISK FACTORS

SUMMARY

We are a new world football (soccer) club located in the Metropolitan San Diego, California, United States of America (USA) location. The market has a growing fan base in a desirable geographical location with year round favorable playing conditions and is not saturated. We plan to start playing matches in 2016 and hope to play 20 home games throughout the 2016-2017 season. We will recruit our first players immediately and run a soccer academy to develop those players. We have no home stadium currently. During our first year we will rent stadiums and travel to play our matches. We hope to start stadium planning and construction in 2016 with hopes of having a major soccer devoted stadium built by 2018. We will have various websites in various languages that show media content such as tryouts, practices, games, and meetings. The focus is on developing a strong fan base through social media and maximizing electronic media for e-commerce and live broadcasting. We hope to create a large passionate community that might in turn provide Sprinter Football Club with a worldwide platform to generate significant revenue from multiple sources including broadcasting, mobile and content, sponsorship, merchandising, product licensing, and Match-Day.

RISK FACTORS

Investment in our Class B, Class C, and Class D Common Stock as well as the Class A Common Stock (not offered in this filing) involves a high degree of risk. We expect to be exposed to some or all of the risks described below in our future operations. Any of the risk factors described below, as well as additional risks of which we are not currently aware, could affect our business operations and have a material adverse effect on our business, results of operations, financial condition, cash flow and prospects and cause the value of our shares to decline. Moreover, if and to the extent that any of the risks described below materialize, they may occur in combination with other risks that would compound the adverse effect of such risks on our business, results of operations, financial condition, cash flow and prospects.

Risks Related to Our Business

Our business depends on a strong brand, and if we are not able to create, maintain and enhance our brand, our ability to gain our base of users, advertisers and “SprinterFCTV Network” members will be impaired and our business and operating results will be harmed.

We believe that the brand identity that we hope to develop will significantly contribute to the success of our future business. We also believe that creating, maintaining and enhancing the “SprinterFCTV Network” brand will be critical to creating our base of users, advertisers and SprinterFCTV Network members. Creating and enhancing our brand may require us to make substantial investments and these investments may not be successful. If we fail to promote and maintain the SprinterFCTV Network brand, or if we incur excessive expenses in this effort, our business, operating results and financial condition will be materially and adversely affected. We anticipate that, as our market becomes increasingly competitive, maintaining and enhancing our brand may become increasingly difficult and expensive. Creating, maintaining and enhancing our brand will depend largely on our ability to be a football technology leader and to continue to provide high quality products and services, which we may not do successfully. To date, we have engaged in relatively little direct brand promotion activities. This enhances the risk that we may not successfully implement brand enhancement efforts in the future.

Our business is dependent upon our ability to attract and retain key personnel, including players.

We are highly dependent on members of our management, coaching staff and our players. Competition for talented players and staff is, and will continue to be, intense. Our ability to attract and retain the highest quality players for our first team, reserve team and youth academy as well as coaching staff is critical to our first team's success in league and cup competitions and increasing popularity and, consequently, critical to our business, results of operations, financial condition and cash flow. A downturn in the performance of our first team could adversely affect our ability to attract and retain coaches and players. In addition, our popularity in certain countries or regions may depend, at least in part, on fielding certain players from those countries or regions. While we enter into employment contracts with each of our key personnel with the aim of securing their services for the term of the contract, the retention of their services for the full term of the contract cannot be guaranteed due to possible contract disputes or approaches by other clubs. Our failure to attract and retain key personnel could have a negative impact on our ability to manage effectively and grow our business.

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We are dependent upon the performance and popularity of our first team.

Our revenue streams will be driven by the performance and popularity of our first team. Our income will vary significantly depending on our first team's participation and performance in various competitions. Our first team's performance affects all of our revenue streams:

•	sponsorship revenue through sponsorship relationships;

•	retail, merchandising, apparel and product licensing revenue through product sales;

•	mobile and content revenue through telecommunications partnerships and our websites;

•	broadcasting revenue through the frequency of appearances and performance based share of league broadcasting revenue and possibly Confederation of North, Central American and Caribbean Association Football (CONCACAF) Champions League prize money; and

•	Match-Day revenue through ticket sales.

Our first team currently does not have a league in which to play. We may apply and possibly be rejected to play in various leagues. Our performance in various leagues will directly affect, and a weak performance in any league or failure to play in a league could adversely affect, our business, results of operations, financial condition and cash flow.

We will have major costs that we will need corporate sponsorship to support operations, including player salaries, management, and stadium construction.

The first major costs in the beginning of the first year of operations will be salaries of the professionals and management who will need to build out the personnel human resources staffing infrastructure. These professionals must be in place as the first players are signed to tryouts and then to training contracts.

It is expected that all physical facilities and even equipment will be rented or leased during the first year of operations.

The building of the stadium would represent an ecological change for the team and the company. Instead of renting fields for matches and moving around, the physical establishment of a home field would give an identity to the team as is true for other professional football teams around the world. The image of the home field would be part of the brand. The building of the stadium is dependent upon many factors, some of which are out of our control. The major question is whether there is room in the metropolitan area for such a stadium. We have identified several sites which have favorable features in the metropolitan area. We see the key obstacle as the willingness of the permitting authority to grant permission and in a timely manner. We believe the major factors in favor of establishing a permanent home stadium are the combination of our theme of continuing social responsibility and ecological positivism along with our desire to be good corporate citizens in cooperating with local politics and our knowledge of local issues. We also intend to maintain good stockholder relations and employee relations. The financial economic infusion by our business operations will be a stimulus to the immediate area where the stadium is located. Besides our own matches the facility could be available for other uses. This could be expected to be a steady source of revenues to be continued for many years.

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If we fail to retain existing users or add new users, or if our users decrease their level of engagement with SprinterFCTV Network, our revenue, financial results, and business may be significantly harmed.

The size of our user base and our users’ level of engagement are critical to our success. Our financial performance will be significantly determined by our success in adding, retaining, and engaging active users. We anticipate that our active user growth rate will decline over time as the size of our active user base increases, and as we achieve higher market penetration rates. To the extent our active user growth rate slows, our business performance will become increasingly dependent on our ability to increase levels of user engagement in current and new markets. If people do not perceive our products to be useful, reliable, and trustworthy, we may not be able to attract or retain users or otherwise maintain or increase the frequency and duration of their engagement. A number of media companies that achieved early popularity have since seen their active user bases or levels of engagement decline, in some cases precipitously. There is no guarantee that we will not experience a similar erosion of our active user base or engagement levels. A decrease in user retention, growth, or engagement could render SprinterFCTV Network less attractive to advertisers, which may have a material and adverse impact on our revenue, business, financial condition, and results of operations. Any number of factors could potentially negatively affect user retention, growth, and engagement, including if:

•	users increasingly engage with competing products;

•	we fail to introduce new and improved products or if we introduce new products or services that are not favorably received;

•	we are unable to continue to develop products for mobile devices that users find engaging, that work with a variety of mobile operating systems and networks, and that achieve a high level of market acceptance;

•	there are changes in user sentiment about the quality or usefulness of our products or concerns related to privacy and sharing, safety, security, or other factors;

•	we are unable to manage and prioritize information to ensure users are presented with content that is interesting, useful, and relevant to them;

•	there are adverse changes in our products that are mandated by legislation, regulatory authorities, or litigation, including settlements or consent decrees;

•	technical or other problems prevent us from delivering our products in a rapid and reliable manner or otherwise affect the user experience;

•	we fail to provide adequate customer service to users, or advertisers; or

•	we, our SprinterFCTV Network, or other companies in our industry are the subject of adverse media reports or other negative publicity.

If we are unable to maintain and increase our user base and user engagement, our revenue, financial results, and future growth potential may be adversely affected.

We may generate a substantial amount of our revenue from advertising. The loss of advertisers, or reduction in spending by advertisers with SprinterFCTV Network, could seriously harm our business.

A substantial amount of our revenue is anticipated to be generated from third parties advertising on SprinterFCTV Network. Advertisers will not do business with us, or they will reduce the prices they are willing to pay to advertise with us, if we do not deliver ads and other commercial content in an effective manner, or if they do not believe that their investment in advertising with us will generate a competitive return relative to other alternatives. Our advertising revenue could be adversely affected by a number of other factors, including:

•	decreases in user engagement, including time spent on SprinterFCTV Network;

•	product changes or inventory management decisions we may make that reduce the size, frequency, or relative prominence of ads and other commercial content displayed on SprinterFCTV Network;

•	loss of advertising market share to our competitors;

•	adverse legal developments relating to advertising, including legislative and regulatory developments and developments in litigation;

•	adverse media reports or other negative publicity involving us, our SprinterFCTV Network, or other companies in our industry;

•	our inability to create new products that sustain or increase the value of our ads and other commercial content;

•	the degree to which users opt out of social ads or otherwise limit the potential audience of commercial content;

•	changes in the way online advertising is priced;

•	the impact of new technologies that could block or obscure the display of our ads and other commercial content; and

•	the impact of macroeconomic conditions and conditions in the advertising industry in general.

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The occurrence of any of these or other factors could result in a reduction in demand for our ads and other commercial content, which may reduce the prices we receive for our ads and other commercial content, or cause advertisers to stop advertising with us altogether, either of which would negatively affect our revenue and financial results.

We face competition from traditional media companies, and we may not be included in the advertising budgets of large advertisers, which could harm our operating results.

In addition to Internet companies, we face competition from companies that offer traditional media advertising opportunities. Most large advertisers have set advertising budgets, a very small portion of which is allocated to Internet advertising. We expect that large advertisers will continue to focus most of their advertising efforts on traditional media. If we fail to convince these companies to spend a portion of their advertising budgets with us our operating results would be harmed.

We will rely on our SprinterFCTV Network members for a significant portion of our revenues, and otherwise benefit from our association with them. The loss of these members could prevent us from receiving the benefits we receive from our association with these SprinterFCTV Network members, which could adversely affect our business.

We will provide advertising, entertainment through matches and other services to members of our SprinterFCTV Network. We consider this SprinterFCTV Network to be critical to the future growth of our revenues. However, some of the participants in this network may compete with us in one or more areas. Therefore, they may decide in the future to terminate their agreements with us. If our SprinterFCTV Network members decide to use a competitor’s football/soccer network or advertising services, our revenues would decline.

Our business and operations may experience rapid growth. If we fail to manage our growth, our business and operating results could be harmed and we may have to incur significant expenditures to address the additional operational and control requirements of this growth.

We may experience rapid growth in our headcount and operations, which may place significant demands on our management, operational and financial infrastructure. If we do not manage our growth, the quality of our products and services could suffer, which could negatively affect our brand and operating results. To manage this growth, we will need to continue to improve our operational, financial and management controls and our reporting systems and procedures. These systems enhancements and improvements will require significant capital expenditures and allocation of valuable management resources. If the improvements are not implemented successfully, our ability to manage our growth will be impaired and we may have to make significant additional expenditures to address these issues, which could harm our financial position. The required improvements may include:

•	Enhancing our information and communication systems to ensure that our potential offices around the world are well coordinated and that we can effectively communicate with our potential growing base of users, advertisers and SprinterFCTV Network members.

•	Enhancing systems of internal controls to ensure timely and accurate reporting of all of our operations.

•	Documenting all of our information technology systems and our business processes for our ad systems and our billing systems.

•	Improving our information technology infrastructure.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud. As a result, current and potential stockholders could lose confidence in our financial reporting, which would harm our business and the trading price of our stock.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. If we cannot provide reliable financial reports or prevent fraud, our brand and operating results could be harmed. We may in the future discover areas of our internal controls that need improvement. We cannot be certain that any measures we implement will ensure that we achieve and maintain adequate controls over our financial processes and reporting in the future. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our stock.

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We intend to migrate critical financial functions to third-party providers. If these potential transitions are not successful, our business and operations could be disrupted and our operating results would be harmed.

If we do not successfully implement these projects, our business, reputation and operating results could be harmed. We have no experience managing and implementing these types of large-scale, cross-functional, international infrastructure projects. We also may not be able to integrate our systems and processes with those of the third-party service provider on a timely basis, or at all. Even if these potential integrations are completed on time, the service providers may not perform to agreed upon service levels. Failure of the service providers to perform satisfactorily could result in customer dissatisfaction, disrupt our operations and adversely affect operating results. We will have significantly less control over the systems and processes than if we maintained and operated them ourselves, which increases our risk. If we need to find an alternative source for performing these functions, we may have to expend significant resources in doing so, and we cannot guarantee this would be accomplished in a timely manner or without significant additional disruption to our business.

Expansion into international markets is important to our long-term success, and our inexperience in the operation of our business outside the U.S. increases the risk that our international expansion efforts will not be successful.

We have limited experience with operations outside the U.S. Expansion into international markets requires management’s attention and resources. In addition, we face the following additional risks associated with our expansion outside the U.S.:

•	Challenges caused by distance, language and cultural differences.

•	Longer payment cycles in some countries.

•	Credit risk and higher levels of payment fraud.

•	Legal and regulatory restrictions.

•	Currency exchange rate fluctuations.

•	Foreign exchange controls that might prevent us from repatriating cash earned in countries outside the U.S.

•	Political and economic instability and export restrictions.

•	Potentially adverse tax consequences.

•	Higher costs associated with doing business internationally.

These risks could harm our international expansion efforts, which would in turn harm our business and operating results.

Our business may be adversely affected by malicious third-party applications that interfere with, or exploit security flaws in, our products and services.

Our business may be adversely affected by malicious applications that make changes to our users’ computers and interfere with the SprinterFCTV Network experience. These applications have in the past attempted, and may in the future attempt, to change our users’ Internet experience, including hijacking user information from SprinterFCTV Network, or otherwise interfering with our ability to connect with our users. The interference often occurs without disclosure to or consent from users, resulting in a negative experience that users may associate with SprinterFCTV Network. These applications may be difficult or impossible to uninstall or disable, may reinstall themselves and may circumvent other applications’ efforts to block or remove them. In addition, we will offer a number of products and services that our users might download to their computers or that they rely on to store information and transmit information to others over the Internet. These products and services are subject to attack by viruses, worms and other malicious software programs, which could jeopardize the security of information stored in a user’s computer or in our computer systems and networks. The ability to reach users and provide them with a superior experience is critical to our success. If our efforts to combat these malicious applications are unsuccessful, or if our products and services have actual or perceived vulnerabilities, our reputation may be harmed and our user traffic could decline, which would damage our business.

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Our business is highly competitive. Competition presents an ongoing threat to the success of our business.

We face significant competition in almost every aspect of our business, including from football clubs such as Real Madrid C.F., Chelsea F.C., Manchester United F.C., F.C. Barcelona, Juventus F.C., and Manchester City F.C., which offer a variety of football related Internet products, services, content, and online advertising offerings, as well as from mobile companies and smaller companies that offer products and services that may compete with specific SprinterFCTV Network features. We also face competition from traditional and online media businesses for advertising budgets. As we introduce new products, as our existing products evolve, or as other companies introduce new products and services, we may become subject to additional competition.

Some of our current and potential competitors have significantly greater resources and better competitive positions in certain markets than we do. They have teams with more established and longer operating histories with significantly more financial resources. These factors may allow our competitors to respond more effectively than us to new or emerging technologies and changes in market requirements. Our competitors may develop products, features, or services that are similar to ours or that achieve greater market acceptance, may undertake more far-reaching and successful product development efforts or marketing campaigns, or may adopt more aggressive pricing policies. As a result, our competitors may acquire and engage users at the expense of the growth or engagement of our user base, which may negatively affect our business and financial results.

We believe that our ability to compete effectively depends upon many factors both within and beyond our control, including:

•	the usefulness, ease of use, performance, and reliability of our products compared to our competitors;

•	the quality of our first team

•	the size and composition of our user base;

•	the engagement of our users with our products;

•	the timing and market acceptance of products, including developments and enhancements to our or our competitors’ products;

•	our ability to monetize our products, including our ability to successfully monetize mobile usage;

•	the frequency, size, and relative prominence of the ads and other commercial content displayed by us or our competitors;

•	customer service and support efforts;

•	marketing and selling efforts;

•	our ability to establish and maintain interest in the SprinterFCTV Network and Sprinter Football Club brand;

•	changes mandated by legislation, regulatory authorities, or litigation, including settlements and consent decrees, some of which may have a disproportionate effect on us;

•	acquisitions or consolidation within our industry, which may result in more formidable competitors;

•	our ability to attract, retain, and motivate talented employees, particularly professional football players;

•	our ability to manage and grow our operations cost-effectively; and

•	our reputation and brand strength relative to our competitors.

If we are not able to compete effectively, our user base and level of user engagement may decrease, which could make us less attractive to players, sponsors and advertisers and materially and adversely affect our revenue and results of operations.

Action by governments to restrict access to SprinterFCTV Network in their countries could substantially harm our business and financial results.

It is possible that governments of one or more countries may seek to censor content available on SprinterFCTV Network in their country, restrict access to SprinterFCTV Network from their country entirely, or impose other restrictions that may affect the accessibility of SprinterFCTV Network in their country for an extended period of time or indefinitely. In addition, governments in other countries may seek to restrict access to SprinterFCTV Network if they consider us to be in violation of their laws. In the event that access to SprinterFCTV Network is restricted, in whole or in part, in one or more countries or our competitors are able to successfully penetrate geographic markets that we cannot access, our ability to retain or increase our user base and user engagement may be adversely affected, we may not be able to grow our revenue as anticipated, and our financial results could be adversely affected.

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If we were to lose the services of Peter Schuh or our planned senior management team, we may not be able to execute our business strategy.

Our future success depends in a large part upon the continued service of the key member of our senior management team. In particular, our CEO Peter Schuh is critical to the overall management of Sprinter F.C. as well as the development of our first team players, our technology, our culture and our strategic direction. All of our executive officers and key employees are, and will be, at-will employees, and we do not maintain any key-person life insurance policies. The loss of any of our management or key personnel could seriously harm our business.

We have a short operating history and a relatively new business model in an emerging and rapidly evolving market. This makes it difficult to evaluate our future prospects, may increase the risk that we will not be successful.

We have a very short operating history. You must consider our business and prospects in light of the risks and difficulties we will encounter as an early-stage company in a new and rapidly evolving market. We may not be able to successfully address these risks and difficulties, which could materially harm our business and operating results.

Interruption or failure of our information technology and communications systems could impair our ability to effectively provide our products and services, which could damage our reputation and harm our operating results.

Our provision of our products and services depends on the continuing operation of our information technology and communications systems. Any damage to or failure of our systems could result in interruptions in our service. Interruptions in our service could reduce our revenues and profits, and our brand could be damaged if people believe our system is unreliable. Our systems are vulnerable to damage or interruption from earthquakes, terrorist attacks, floods, fires, power loss, telecommunications failures, computer viruses, computer denial of service attacks or other attempts to harm our systems, and similar events. Our data centers are located in areas with a high risk of major earthquakes. Our data centers are also subject to break-ins, sabotage and intentional acts of vandalism, and to potential disruptions if the operators of these facilities have financial difficulties. Some of our systems are not fully redundant, and our disaster recovery planning cannot account for all eventualities. The occurrence of a natural disaster, a decision to close a facility we are using without adequate notice for financial reasons or other unanticipated problems at our data centers could result in lengthy interruptions in our service.

We may experience system failures in the future. Any unscheduled interruption in our service puts a burden on our entire organization and would result in an immediate loss of revenue. If we experience frequent or persistent system failures on our web sites, our reputation and brand could be permanently harmed. The steps we will take to increase the reliability and redundancy of our systems are expensive, may reduce our operating margin and may not be successful in reducing the frequency or duration of unscheduled downtime.

If we are unable to create, maintain, train and build an effective international sales and marketing infrastructure, we will not be able to commercialize and grow our brand successfully.

As we grow, we may not be able to secure sales personnel or organizations that are adequate in number or expertise to successfully market and sell our brand and products on a global scale. If we are unable to expand our sales and marketing capability, train our sales force effectively or provide any other capabilities necessary to commercialize our brand internationally, we will need to contract with third parties to market and sell our brand. If we are unable to establish and maintain compliant and adequate sales and marketing capabilities, we may not be able to increase our revenue, may generate increased expenses, and may not be profitable.

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Acquisitions could result in operating difficulties, dilution and other harmful consequences.

We do not have a great deal of experience acquiring companies. We can expect to evaluate a wide array of potential strategic transactions. From time to time, we may engage in discussions regarding potential acquisitions. Any of these transactions could be material to our financial condition and results of operations. In addition, the process of integrating an acquired company, business or technology may create unforeseen operating difficulties and expenditures and is risky. The areas where we may face risks include:

•	The need to implement or remediate controls, procedures and policies appropriate for a larger public company at companies that prior to the acquisition lacked these controls, procedures and policies.

•	Diversion of management time and focus from operating our business to acquisition integration challenges.

•	Cultural challenges associated with integrating employees from the acquired company into our organization.

•	Retaining employees from the businesses we acquire.

•	The need to integrate each company’s accounting, management information, human resource and other administrative systems to permit effective management.

Foreign acquisitions involve unique risks in addition to those mentioned above, including those related to integration of operations across different cultures and languages, currency risks and the particular economic, political and regulatory risks associated with specific countries. Also, the anticipated benefit of many of our potential acquisitions may not materialize. Future acquisitions or dispositions could result in potentially dilutive issuances of our equity securities, the incurrence of debt, contingent liabilities or amortization expenses, or write-offs of goodwill, any of which could harm our financial condition. Future acquisitions may require us to obtain additional equity or debt financing, which may not be available on favorable terms or at all.

We could become subject to commercial disputes that could harm our business by distracting our management from the operation of our business, by increasing our expenses and, if we do not prevail, by subjecting us to potential monetary damages and other remedies.

From time to time we could be engaged in disputes regarding our commercial transactions. These disputes could result in monetary damages or other remedies that could adversely impact our financial position or operations. Even if we prevail in these disputes, they may distract our management from operating our business and the cost of defending these disputes would reduce our operating results.

We have to keep up with rapid technological change to remain competitive in our rapidly evolving industry.

Our future success will depend on our ability to adapt to rapidly changing technologies, to adapt our services to evolving industry standards and to improve the performance and reliability of our services. Our failure to adapt to such changes would harm our business. New technologies and advertising media could adversely affect us. In addition, the widespread adoption of new Internet, networking or telecommunications technologies or other technological changes could require substantial expenditures to modify or adapt our services or infrastructure.

Our business depends on increasing use of the Internet by users searching for information regarding football/soccer related content. If the Internet infrastructure does not grow and is not maintained to support these activities, our business will be harmed.

Our success will depend on the continued growth and maintenance of the Internet infrastructure. This includes maintenance of a reliable network backbone with the necessary speed, data capacity and security for providing reliable Internet services. Internet infrastructure may be unable to support the demands placed on it if the number of Internet users continues to increase, or if existing or future Internet users access the Internet more often or increase their bandwidth requirements. In addition, viruses, worms and similar programs may harm the performance of the Internet. The Internet has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure, and it could face outages and delays in the future. These outages and delays could reduce the level of Internet usage as well as our ability to provide our solutions.

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The concentration of our capital stock ownership with our founders, executive officers and our directors and their affiliates will limit your ability to influence corporate matters.

Our Class A, Class B, Class C, and Class D Common Stock have one vote per share. At January 25, 2016 our founder, executive officer and director owned 100.00% of our Class A common stock, representing 100% of the voting power of our outstanding capital stock. The 100,000,000 shares issued to Peter Schuh are not registered. Peter Schuh therefore has significant influence over management and affairs and over all matters requiring stockholder approval, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets, for the foreseeable future. This concentrated control limits your ability to influence corporate matters and, as a result, we may take actions that our stockholders do not view as beneficial. As a result, the market price of our Class A, Class B, Class C, and Class D Common Stock could be adversely affected.

It may not be possible to renew or replace key commercial agreements on similar or better terms, or attract new sponsors.

If we fail to attract, renew or replace key commercial agreements on similar or better terms, we could experience a material reduction in our commercial and sponsorship revenue. Such a reduction could have a material adverse effect on our overall revenue and our ability to compete with the top football clubs in the Americas.

As part of our business plan, we intend to grow our sponsorship portfolio by developing our geographic and product categorized approach, which will include partnering with global sponsors, regional sponsors, and mobile and media operators. We may not be able to execute our business plan successfully in promoting our brand to attract sponsors. We will be subject to certain contractual restrictions under sponsorship agreements. We cannot assure you that we will be successful in implementing our business plan or that any commercial and sponsorship revenue to occur at all. Any of these events could negatively affect our ability to achieve our development and commercialization goals, which could have a material adverse effect on our business, results of operations, financial condition and cash flow.

Negotiation and pricing of key media contracts are outside our control and those contracts may change in the future.

We may be subject to media rights contracts with media distributors with whom we may not otherwise contract or media rights contracts that are not as favorable to us as we might otherwise be able to negotiate individually with media distributors.

Domestic and regional competitions cannot be relied upon as a source of revenue.

Possible qualification for the CONCACAF Champions League is dependent upon our first team's performance in the Lamar Hunt U.S. Open Cup, in some circumstances, the CONCACAF Champions League itself in the previous season, and any league qualification by standing which may allow for qualification. Qualification for the CONCACAF Champions League cannot, therefore, be guaranteed. Failure to qualify for the CONCACAF Champions League would result in a material reduction in revenue for each season in which our first team does not participate.

In addition, our participation in the CONCACAF Champions League may be influenced by factors beyond our control. For example, the number of places in each league available to the clubs of each national football association in North and Central America and the Caribbean can vary from year to year based on a ranking system. If the performance of American clubs in CONCACAF declines, the number of places in each CONCACAF competition available to American clubs may decline and it may be more difficult for our first team to qualify for such league in future seasons. Further, the rules governing qualification for CONCACAF competitions (whether at the regional or national level) may change and make it more difficult for our first team to qualify for each league in future seasons.

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Moreover, because of the prestige associated with participating in the CONCACAF Champions League, failure to qualify for the competition, particularly for consecutive seasons, would negatively affect our ability to attract and retain talented players and coaching staff, as well as supporters, sponsors and other commercial partners. Any one or more of these events could have a material adverse effect on our business, results of operation, financial condition and cash flow.

We rely on highly skilled personnel and, if we are unable to retain or motivate key personnel or hire qualified personnel, we may not be able to grow effectively.

Our performance is largely dependent on the talents and efforts of highly skilled individuals. Our future success depends on our ability to identify, hire, develop, motivate and retain highly skilled personnel for all areas of our organization. Competition in our industry for qualified employees is intense. Our ability to compete effectively depends on our ability to attract new employees and to retain and motivate our existing employees.

We have a rigorous, highly selective and time-consuming hiring process. As we grow, our hiring process may prevent us from hiring the personnel we need in a timely manner. In addition, as we become a more mature company, we may find our recruiting efforts more challenging. The incentives to attract, retain and motivate employees provided by future arrangements, such as through cash bonuses, may not be as effective as we would desire. If we do not succeed in attracting excellent personnel or retaining or motivating existing personnel, we may be unable to grow effectively.

We may be exposed to credit related losses in the event of non-performance by counterparties to various league, CONCACAF, and Federation Internationale de Football Association (FIFA) media contracts as well as our key commercial and transfer contracts.

We will derive our Commercial and Sponsorship revenue from certain corporate sponsors, including global, regional, mobile, media and supplier sponsors in respect of which we may manage our credit risk by seeking advance payments, installments and/or bank guarantees where appropriate. The substantial majority of this revenue may be derived from a limited number of sources.

We are also exposed to other football clubs globally for the payment of transfer fees on players. Depending on the transaction, some of these fees may be paid to us in installments. We will try to manage our credit risk with respect to those clubs by requiring payments in advance or, in the case of payments on installment, requiring bank guarantees on such payments in certain circumstances. However, we cannot ensure these efforts will eliminate our credit exposure to other clubs. A change in credit quality at one of the media broadcasters for various leagues under the control of FIFA including those regionally controlled by CONCACAF, one of our sponsors or a club to whom we have sold a player can increase the risk that such counterparty is unable or unwilling to pay amounts owed to us. The failure of a major television broadcaster or media outlet to pay outstanding amounts owed to its respective league or the failure of one of our key sponsors or a club to pay outstanding amounts owed to us could have a material adverse effect on our business, results of operations, financial condition and cash flow.

Match-Day revenue from our supporters will be a significant portion of overall revenue.

A significant amount of our revenue will be derived from ticket sales and other Match-Day revenue for our first team matches at various stadiums and our share of gate receipts from other tournament matches and other potential matches. In particular, the revenue generated from ticket sales and other Match-Day revenue at various stadiums will be highly dependent on the attendance at matches of our individual and corporate supporters as well as the number of home matches we play each season. Match attendance is influenced by a number of factors, some of which are partly or wholly outside of our control. These factors include the success of our first team, broadcasting coverage and general economic conditions in the United States, which affect personal disposable income and corporate marketing budgets. A failure to create or maintain a Match-Day attendance could have a material adverse effect on our Match-Day revenue and our overall business, results of operations, financial condition and cash flow.

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The markets in which we operate are highly competitive, both within the United States of America and internationally, and increased competition could affect our ability to be profitable.

We will face competition from other football clubs worldwide. In Major League Soccer, recent investment from wealthy team owners has led to teams with deep financial backing that are able to acquire top players and coaching staff, which could result in improved performance from those teams in domestic and regional competitions. As Major League Soccer continues to grow in popularity, the interest of wealthy potential owners may increase, leading to additional clubs substantially improving their financial position. Competition from worldwide clubs also remains strong. The increase in competition could result in our first team finishing with a poor record and not being invited to any regional tournaments and could have a material adverse effect on our Match-Day revenue and our overall business, results of operations, financial condition and cash flow.

In addition, from a commercial perspective, we actively compete across many different industries and within many different markets. We believe our primary sources of competition, both in The United States of America and internationally, include, but are not limited to:

•	other businesses seeking corporate sponsorships and commercial partners such as sports teams, other entertainment events and television and digital media outlets;

•	providers of sports apparel and equipment seeking retail, merchandising, apparel and product licensing opportunities;

•	digital content providers seeking consumer attention and leisure time, advertiser income and consumer e-commerce activity;

•	other types of television programming seeking access to broadcasters and advertiser income; and

•	alternative forms of live entertainment for the sale of Match-Day tickets such as other live sports events, concerts, festivals, theater and similar events.

All of the above forms of competition could have a material adverse effect on any of our planned revenue streams and our overall business, results of operations, financial condition and cash flow.

We may be involved in a league where voting rules may allow other clubs to take action contrary to our interests.

Various leagues have different rules regarding the governance of their league participants. As of now we are not involved with a league and as such are not bound by any special rules at this time. We expect this to change and as of this time we do not know what rules we will be bound to follow. Due to these unknown rules, we may be unable to achieve our goals and strategies or increase our revenue.

Our digital media strategy is unproven and may not generate the revenue we anticipate.

We will attempt to create and maintain contact with, and provide entertainment to, a global follower base through a number of digital and other media channels, including the Internet, mobile services and social media. While we may attract a significant number of followers to our digital media assets, including our website, the future revenue and income potential of our mobile and content business is uncertain. You should consider our business and prospects in light of the challenges, risks and difficulties we may encounter in this new and rapidly evolving market, including:

•	our ability to provide offerings such as video on demand, highlights and international memberships through our digital media strategy;

•	our ability to create a global follower base, build our follower base and increase engagement with our followers through our digital media assets;

•	our ability to enhance the content offered through our digital media assets and increase our subscriber base;

•	our ability to generate revenue from interaction with our followers through our digital media assets;

•	our ability to attract sponsors and advertisers, to retain such sponsors and advertisers and demonstrate that our digital media assets will deliver value to them;

•	our ability to develop our digital media assets in a cost effective manner and operate our digital media services profitably and securely;

•	our ability to identify and capitalize on new digital media business opportunities; and

•	our ability to compete with other sports and other media for users' time.

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In addition, as we attempt to gain and expand our digital and other media channels, including the Internet, mobile services and social media, revenue from our other business sectors may decrease, including our broadcasting revenue. Moreover, the increase in subscriber base in some of these digital and other media channels may limit the growth of the subscriber base and popularity of other channels. Failure to address these risks and difficulties could affect our overall business, financial condition, results of operations, cash flow, liquidity and profitability.

Serious injuries to or losses of playing staff may affect our performance, and therefore our results of operations and financial condition.

Injuries to members of the playing staff, particularly if career-threatening or career-ending, could have a detrimental effect on our business. Such injuries could have a negative effect upon our first team's performance and may also result in a loss of the income that would otherwise have resulted from a transfer of that player's registration. In addition, depending on the circumstances, we may write down the carrying value of a player on our balance sheet and record an impairment charge in our operating expenses to reflect any losses resulting from career-threatening or career-ending injuries to that player. Our strategy is to maintain a squad of first team players sufficient to mitigate the risk of player injuries. However, this strategy may not be sufficient to mitigate all financial losses in the event of an injury, and as a result such injury may affect the performance of our first team, and therefore our business, results of operations financial condition, cash flow and profitability.

Inability to renew our insurance policies could expose us to significant losses.

We plan to insure against the death, permanent disablement and travel-related injuries of members of our first team, although not at such player's market value. Moreover, we do not plan to carry insurance against career-ending injuries to our players sustained while playing or training. We plan to carry non-player related insurance typical for our business (including business interruption insurance). When any of our planned or existing insurance policies expire, it may not be possible to renew them on the same terms, or at all. In such circumstances, some of our businesses and/or assets may be uninsured. If any of these uninsured businesses or assets were to suffer damage, we could suffer a financial loss. An inability to renew insurance policies covering our players or other valuable assets could expose us to significant losses.

Furthermore, although the Fédération Internationale de Football Association ("FIFA") now provides insurance coverage for loss of wages for players injured while playing for their senior national team in a match played under the FIFA international match calendar, our insurance policies will not cover our players, should there be any, during those periods and, under FIFA rules, national football associations are not obliged to provide insurance coverage for players on international duty.

We could be negatively affected if we fail to protect follower account information.

We collect and process personal data (including name, address, age, bank details and other personal data) from our followers, customers, members, suppliers, business contacts and employees as part of the operation of our business (including online merchandising), and therefore we must comply with data protection and privacy laws in various countries and jurisdictions where our followers reside. Those laws impose certain requirements on us in respect of the collection, use and processing of personal information relating to our followers. In addition, we are exposed to the risk that the personal data we control could be wrongfully accessed and/or used, whether by employees, followers or other third parties, or otherwise lost or disclosed or processed in breach of data protection regulations. If we or any of the third party service providers on which we rely fail to process such personal data in a lawful or secure manner or if any theft or loss of personal follower data were to occur, we could face liability under data protection laws, including requirements to destroy customer information or notify the people to whom such information relates of any non-compliance as well as civil or criminal sanctions. This could also result in the loss of the goodwill of our followers and deter new followers. Each of these factors could harm our business reputation, our brand and have a material adverse effect on our business, results of operations, financial condition, cash flow and prospects.

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Our business is subject to a variety of U.S. and foreign laws, which could subject us to claims or other remedies based on the nature and content of the information displayed by our products and services, and could limit our ability to provide information regarding regulated industries and products.

The laws relating to the liability of providers of online services for activities of their users are currently unsettled both within the U.S. and abroad. Claims could be threatened and filed under both U.S. and foreign law for defamation, libel, invasion of privacy and other data protection claims, tort, unlawful activity, copyright or trademark infringement, or other theories based on the nature and content of the materials searched and the ads posted or the content generated by our users. If one of these complaints results in liability to us, it could be potentially costly, encourage similar lawsuits, distract management and harm our reputation and possibly our business. In addition, increased attention focused on these issues and legislative proposals could harm our reputation or otherwise affect the growth of our business.

The application to us of existing laws regulating or requiring licenses for certain businesses of our advertisers, including, for example, distribution of pharmaceuticals, adult content, financial services, alcohol or firearms, can be unclear. Existing or new legislation could expose us to substantial liability, restrict our ability to deliver services to our users, limit our ability to grow and cause us to incur significant expenses in order to comply with such laws and regulations.

Several other federal laws could have an impact on our business. Compliance with these laws and regulations is complex and may impose significant additional costs on us.

We also face risks associated with international data protection. The interpretation and application of data protection laws in Europe and elsewhere are still uncertain and in flux. It is possible that these laws may be interpreted and applied in a manner that is inconsistent with our data practices. If so, in addition to the possibility of fines, this could result in an order requiring that we change our data practices, which in turn could have a material effect on our business.

We also face risks from legislation that could be passed in the future. Compliance with these laws and regulations is complex and may impose significant additional costs to us that may affect our ability to be profitable.

To the extent our revenues are paid in foreign currencies, and currency exchange rates become unfavorable, we may lose some of the economic value of the revenues in U.S. dollar terms.

As we expand our international operations, more of our customers may pay us in foreign currencies. Conducting business in currencies other than U.S. dollars subjects us to fluctuations in currency exchange rates. If the currency exchange rates were to change unfavorably, the value of net receivables we receive in foreign currencies and later convert to U.S. dollars after the unfavorable change would be diminished. This could have a negative impact on our reported operating results. Hedging strategies, such as forward contracts, options and foreign exchange swaps related to transaction exposures, that we may implement to mitigate this risk may not eliminate our exposure to foreign exchange fluctuations. Additionally, hedging programs expose us to risks that could adversely affect our operating results, including the following:

•	We have limited experience in implementing or operating hedging programs. Hedging programs are inherently risky and we could lose money as a result of poor trades.

•	We may be unable to hedge currency risk for some transactions because of a high level of uncertainty or the inability to reasonably estimate our foreign exchange exposures.

•	We may be unable to acquire foreign exchange hedging instruments in some of the geographic areas where we do business, or, where these derivatives are available, we may not be able to acquire enough of them to offset our exposure.

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We expect to be subject to regulatory investigations and settlements in the future, which could cause us to incur substantial costs or require us to change our business practices in a manner materially adverse to our business.

From time to time, we expect to receive inquiries from regulators regarding our compliance with laws and other matters. It is possible that a regulatory inquiry might result in changes to our policies or practices. Violation of existing or future regulatory orders or consent decrees could subject us to substantial monetary fines and other penalties that could negatively affect our financial condition and results of operations. In addition, it is possible that future orders issued by, or enforcement actions initiated by, regulatory authorities could cause us to incur substantial costs or require us to change our business practices in a manner materially adverse to our business.

Our intellectual property rights are valuable, and any inability to protect them could reduce the value of our products, services and brand.

Our patents, trademarks, trade secrets, copyrights and all of our other intellectual property rights are important assets for us. There are events that are outside of our control that pose a threat to our intellectual property rights. For example, effective intellectual property protection may not be available in every country in which our products and services are distributed or made available through the Internet. Also, the efforts we have taken to protect our proprietary rights may not be sufficient or effective. Any significant impairment of our intellectual property rights could harm our business or our ability to compete. Also, protecting our intellectual property rights is costly and time consuming. Any increase in the unauthorized use of our intellectual property could make it more expensive to do business and harm our operating results.

Although we seek to obtain patent protection for our innovations, it is possible we may not be able to protect some of these innovations. In addition, given the costs of obtaining patent protection, we may choose not to protect certain innovations that later turn out to be important. Furthermore, there is always the possibility, despite our efforts, that the scope of the protection gained will be insufficient or that an issued patent may be deemed invalid or unenforceable.

We also seek to maintain certain intellectual property as trade secrets. The secrecy could be compromised by third parties, or intentionally or accidentally by our employees, which would cause us to lose the competitive advantage resulting from these trade secrets.

We are, and may in the future be, subject to intellectual property rights claims, which are costly to defend, could require us to pay damages and could limit our ability to use certain technologies in the future.

Companies in the Internet, technology and media industries own large numbers of patents, copyrights, trademarks and trade secrets and frequently enter into litigation based on allegations of infringement or other violations of intellectual property rights. As we face increasing competition, the possibility of intellectual property rights claims against us grows. Our technologies may not be able to withstand any third-party claims or rights against their use. Any intellectual property claims, with or without merit, could be time-consuming, expensive to litigate or settle and could divert management resources and attention. In addition our potential future agreements with members of our SprinterFCTV Network may require us to indemnify these members for certain third-party intellectual property infringement claims, which would increase our costs as a result of defending such claims and may require that we pay damages if there was an adverse ruling in any such claims. An adverse determination also could prevent us from offering our products and services to others and may require that we procure substitute products or services for these members.

With respect to any intellectual property rights claim, we may have to pay damages or stop using technology found to be in violation of a third party’s rights. We may have to seek a license for the technology, which may not be available on reasonable terms and may significantly increase our operating expenses. The technology also may not be available for license to us at all. As a result, we may also be required to develop alternative non-infringing technology, which could require significant effort and expense. If we cannot license or develop technology for the infringing aspects of our business, we may be forced to limit our product and service offerings and may be unable to compete effectively. Any of these results could harm our brand and operating results.

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From time to time, we might receive notice letters from patent holders alleging that certain of our products and services infringe their patent rights. Some of these could result in litigation against us. Companies could also file trademark infringement and related claims against us over the display of ads in response to user queries that include trademark terms. The outcomes of these lawsuits could differ from jurisdiction to jurisdiction and negative outcomes could affect our operating results and potential profitability.

Defending lawsuits could take time and resources. Adverse results in these lawsuits may result in, or even compel, a change in internal controls or current practices could result in a loss of revenue for us, which could harm our business.

We may be notified by third parties that they believe features of certain of our products, including SprinterFCTV Network, violate their copyrights. Generally speaking, any time that we have a product or service that links to or hosts material in which others allege to own copyrights, we face the risk of being sued for copyright infringement or related claims. Because these products and services will comprise a significant portion of our products and services, the risk of potential harm from such lawsuits is substantial.

Piracy and illegal live streaming may adversely impact our Broadcasting and Mobile and Content revenue.

Our broadcasting revenue will be principally generated by the broadcasting of our matches on pay and free-to-air television channels as well as content delivered over the Internet and through our own media channel, SprinterFCTV. In recent years, piracy and illegal live streaming of subscription content over the internet has caused, and is continuing to cause, lost revenue to media distributors showing matches. If these trends increase or continue unabated, they could pose a risk to subscription television services. The result could be a reduction in the value of our potential share of football broadcasting rights and of our online and SprinterFCTV services, which could have a material adverse effect on our business, results of operations, financial condition and cash flow.

Our financial results will fluctuate from quarter to quarter, which makes them difficult to predict.

Our quarterly financial results will fluctuate in the future. Additionally, we have a limited operating history with the current scale of our business, which makes it difficult to forecast our future results. As a result, you should not rely upon our past quarterly financial results as indicators of future performance. You should take into account the risks and uncertainties frequently encountered by companies in rapidly evolving markets. Our financial results in any given quarter can be influenced by numerous factors, many of which we are unable to predict or are outside of our control, including:

•	our ability to maintain and grow our user base and user engagement;

•	our ability to attract and retain advertisers in a particular period;

•	seasonal fluctuations in spending by our advertisers;

•	the number of ads shown to users;

•	the number of seats sold at the venues where we play;

•	the number of videos shown on the SprinterFCTV Network;

•	concessions sold at venues where we play;

•	parking sold at the venues where we play;

•	the pricing of our ads and other products;

•	our ability to increase payments and other fees revenue;

•	the diversification and growth of revenue sources beyond current advertising;

•	the development and introduction of new products or services by us or our competitors;

•	increases in marketing, sales, and other operating expenses that we may incur to grow and expand our operations and to be competitive;

•	our ability to have gross margins and operating margins;

•	our ability to obtain equipment and technology in a timely and cost-effective manner;

•	system failures or breaches of security or privacy;

•	inaccessibility of SprinterFCTV Network due to third-party actions;

•	adverse litigation judgments, settlements, or other litigation-related costs;

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•	changes in the legislative or regulatory environment, including with respect to privacy, or enforcement by government regulators, including fines, orders, or consent decrees;

•	fluctuations in currency exchange rates and changes in the proportion of our revenue and expenses denominated in foreign currencies;

•	fluctuations in the market values of any future potential portfolio investments and in interest rates;

•	changes in U.S. generally accepted accounting principles; and

•	changes in business or macroeconomic conditions.

Our costs are growing quickly, which could harm our business and profitability.

Providing our products to our users is costly and we expect our expenses to continue to increase in the future as we broaden our user base, as users increase the number of connections and amount of data they share with us, as we develop and implement new product features that require more computing infrastructure, and as we hire additional employees. We expect our costs to increase each year due to these factors and we expect to continue to incur increasing costs, in particular for employees, servers, storage, power, and data centers, to support our anticipated future growth. We expect to invest in our global infrastructure in order to provide our products rapidly and reliably to all users around the world, including in countries where we do not expect significant short-term monetization. Our expenses may be greater than we anticipate, and our investments to make our business and our technical infrastructure more efficient may not be successful. In addition, we may increase marketing, sales, and other operating expenses in order to grow and expand our operations and to remain competitive. Increases in our costs may adversely affect our business and profitability.

Our business is dependent on our ability to maintain and scale our technical infrastructure, and any significant disruption in our service could damage our reputation, result in a potential loss of users and engagement, and adversely affect our financial results.

Our reputation and ability to attract, retain, and serve our users is dependent upon the reliable performance of SprinterFCTV Network and our underlying technical infrastructure. Our systems may not be adequately designed with the necessary reliability and redundancy to avoid performance delays or outages that could be harmful to our business. If SprinterFCTV Network is unavailable when users attempt to access it, or if it does not load as quickly as they expect, users may not return to our website as often in the future, or at all. As our user base and the amount and types of information shared on SprinterFCTV Network continue to grow, we will need an increasing amount of technical infrastructure, including network capacity, and computing power, to continue to satisfy the needs of our users. It is possible that we may fail to scale and grow our technical infrastructure to accommodate these increased demands. In addition, our business is subject to interruptions, delays, or failures resulting from earthquakes, other natural disasters, terrorism, or other catastrophic events.

A substantial portion of our network infrastructure will be provided by third parties. Any disruption or failure in the services we receive from these providers could harm our ability to handle existing or increased traffic and could significantly harm our business. Any financial or other difficulties these providers face may adversely affect our business, and we exercise little control over these providers, which increases our vulnerability to problems with the services they provide.

Our software is highly technical, and if it contains undetected errors, our business could be adversely affected.

Our products incorporate software that is highly technical and complex. Our software may now or in the future contain undetected errors, bugs, or vulnerabilities. Some errors in our software code may only be discovered after the code has been released. Any errors, bugs, or vulnerabilities discovered in our code after release could result in damage to our reputation, loss of users, loss of revenue, or liability for damages, any of which could adversely affect our business and financial results.

We cannot assure you that we will effectively manage our growth.

Our employee headcount and the scope and complexity of our business could increase significantly. We expect headcount growth to continue for the foreseeable future. The growth and expansion of our business and products create significant challenges for our management, operational, and financial resources, including managing multiple relations with users, advertisers and other third parties. In the event of continued growth of our operations or in the number of our third-party relationships, our information technology systems or our internal controls and procedures may not be adequate to support our operations. In addition, the key member of our management does not have significant experience managing a large global business operation, so our management may not be able to manage such growth effectively. To manage our growth, we must continue to improve our operational, financial, and management processes and systems and to expand, train, and manage our employee base. As our organization grows, and we are required to implement more complex organizational management structures, we may find it increasingly difficult to maintain the benefits of our corporate culture. This could negatively affect our business performance.

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The loss of one or more of our key personnel, or our failure to attract and retain other highly qualified personnel in the future, could harm our business.

We currently depend on the continued services and performance of our key personnel, Peter Schuh. Although we have entered into an employment agreement with Mr. Schuh, the agreement has no specific duration and constitute at-will employment. In addition, many of our key technologies and systems are custom-made for our business by our personnel. The loss of key personnel, including members of management as well as key engineering, product development, marketing, and sales personnel, could disrupt our operations and have an adverse effect on our business.

As we grow, we cannot guarantee we will continue to attract the personnel we need to maintain our competitive position. We expect to face significant competition from other companies in hiring such personnel, particularly in the area of Metropolitan San Diego, California. As we mature, the incentives to attract, retain, and motivate employees provided by our equity awards or by future arrangements, such as through cash bonuses, may not be as effective. We have a current employee whose equity awards are fully vested and shortly after the completion of our initial public offering he will be entitled to receive substantial amounts of our capital stock. As a result, it may be difficult for us to continue to retain and motivate this employee, and this wealth could affect his decision about whether or not he continues to work for us. If we do not succeed in attracting, hiring, and integrating excellent personnel, or retaining and motivating existing personnel, we may be unable to grow effectively.

We may incur liability as a result of information retrieved from or transmitted over the Internet or posted to SprinterFCTV Network and claims related to our products.

We anticipate to face claims relating to information that is published or made available on SprinterFCTV Network. In particular, the nature of our business exposes us to claims related to defamation, intellectual property rights, rights of publicity and privacy, and personal injury torts. This risk is enhanced in certain jurisdictions outside the United States where our protection from liability for third-party actions may be unclear and where we may be less protected under local laws than we are in the United States. We could incur significant costs investigating and defending such claims and, if we are found liable, significant damages. If any of these events occur, our business and financial results could be adversely affected.

We plan to make acquisitions, which could require significant management attention, disrupt our business, result in dilution to our stockholders, and adversely affect our financial results.

As part of our business strategy, we intend to make acquisitions to add specialized employees, complementary companies, products, or technologies. Our ability to acquire and integrate larger or more complex companies, products, or technologies in a successful manner is unproven. In the future, we may not be able to find suitable acquisition candidates, and we may not be able to complete acquisitions on favorable terms, if at all. Our potential future acquisitions may not achieve our goals, and any future acquisitions we complete could be viewed negatively by users, media, advertisers, or investors. In addition, if we fail to successfully close or integrate any acquisitions, or integrate the products or technologies associated with such acquisitions into our company, our revenue and operating results could be adversely affected. Any integration process may require significant time and resources, and we may not be able to manage the process successfully. We may not successfully evaluate or utilize the acquired products, technology, or personnel, or accurately forecast the financial impact of an acquisition transaction, including accounting charges. We may have to pay cash, incur debt, or issue equity securities to pay for any such acquisition, any of which could adversely affect our financial results. The sale of equity or issuance of debt to finance any such acquisitions could result in dilution to our stockholders. The incurrence of indebtedness would result in increased fixed obligations and could also include covenants or other restrictions that would impede our ability to manage our operations.

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We may have exposure to greater than anticipated tax liabilities.

Our income tax obligations are based on our corporate operating structure and intercompany arrangements, including the manner in which we develop, value, and use our intellectual property and the valuations of our intercompany transactions. The tax laws applicable to our international business activities, including the laws of the United States and other jurisdictions, are subject to interpretation. The taxing authorities of the jurisdictions in which we operate may challenge our methodologies for valuing developed technology or intercompany arrangements, which could increase our worldwide effective tax rate and harm our financial position and results of operations. In addition, our future income taxes could be adversely affected by earnings being lower than anticipated in jurisdictions that have lower statutory tax rates and higher than anticipated in jurisdictions that have higher statutory tax rates, by changes in the valuation of our deferred tax assets and liabilities, or by changes in tax laws, regulations, or accounting principles. We are subject to regular review and audit by both U.S. federal and state and foreign tax authorities. Any adverse outcome of such a review or audit could have a negative effect on our financial position and results of operations. In addition, the determination of our worldwide provision for income taxes and other tax liabilities requires significant judgment by management, and there are many transactions where the ultimate tax determination is uncertain. Although we believe that our estimates are reasonable, the ultimate tax outcome may differ from the amounts recorded in our financial statements and may materially affect our financial results in the period or periods for which such determination is made.

The enactment of legislation implementing changes in the U.S. taxation of international business activities or the adoption of other tax reform policies could materially affect our financial position and results of operations.

The current United States of America administration has made public statements indicating that it has made international tax reform a priority, and key members of the U.S. Congress have conducted hearings and proposed a wide variety of potential changes. Certain changes to U.S. tax laws, including limitations on the ability to defer U.S. taxation on earnings outside of the United States until those earnings are repatriated to the United States, could affect the tax treatment of our foreign earnings, as well as cash and cash equivalent balances we currently maintain outside of the United States. Due to the large and expanding scale of our international business activities, any changes in the U.S. taxation of such activities may increase our worldwide effective tax rate and harm our financial position and results of operations.

An occurrence of a natural disaster, widespread health epidemic or other outbreaks could have a material adverse effect on our business, financial condition and results of operations.

Our business could be materially and adversely affected by natural disasters, such as snowstorms, earthquakes, fires or floods, the outbreak of a widespread health epidemic, such as swine flu, avian influenza, Severe Acute Respiratory Syndrome (SARS), or other events, such as wars, acts of terrorism, environmental accidents, power shortage or communication interruptions. The occurrence of such a disaster or a prolonged outbreak of an epidemic illness or other adverse public health developments in the USA or elsewhere in the world could materially disrupt our business and operations. Such events could also significantly impact our industry and cause a temporary closure of the facilities we use for our operations, which would severely disrupt our operations and have a material adverse effect on our business, financial condition and results of operations. Our operations could be disrupted if any of our employees or employees of our business partners were suspected of having the swine flu, avian influenza or SARS, since this could require us or our business partners to quarantine some or all of such employees or disinfect the facilities used for our operations. In addition, our revenue and profitability could be materially reduced to the extent that a natural disaster, health epidemic or other outbreak harms the global economy in general. Our operations could also be severely disrupted if our buyers, sellers or other participants were affected by such natural disasters, health epidemics or other outbreaks.

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Risks Related To Our Industry

Our revenue and net income may be materially and adversely affected by any economic slowdown in the USA as well as globally.

The success of our business ultimately depends on consumer spending. We should derive substantially all of our revenue from the USA. As a result, our revenue and net income are impacted to a significant extent by economic conditions in the USA and globally, as well as economic conditions specific to online and mobile commerce. The global economy, markets and levels of consumer spending are influenced by many factors beyond our control, including consumer perception of current and future economic conditions, political uncertainty, levels of employment, inflation or deflation, real disposable income, interest rates, taxation and currency exchange rates.

The United States of America government has in recent years implemented a number of measures to control the rate of economic growth, including by changing interest rates and adjusting deposit reserve ratios for commercial banks as well as by implementing other measures designed to adjust credit and liquidity. Any continuing or worsening slowdown could significantly reduce domestic commerce in the USA, including through the Internet generally and within our company. An economic downturn, whether actual or perceived, a further decrease in economic growth rates or an otherwise uncertain economic outlook in the USA or any other market in which we may operate could have a material adverse effect on our business, financial condition and results of operations.

An increase in the relative size of salaries or transfer costs could adversely affect our business.

Our success depends on our ability to attract and retain the highest quality players and coaching staff. As a result, we are obliged to pay salaries generally comparable to our main competitors worldwide and in the United States of America. Any increase in salaries may adversely affect our business, results of operations, financial condition and cash flow.

Other factors that affect player salaries, such as changes in personal tax rates, changes to the treatment of income or other changes to taxation in the United States and the relative strength of U.S. Dollars, may make it more difficult to attract top players and coaching staff from locations worldwide or require us to pay higher salaries to compensate for higher taxes or less favorable exchange rates. In addition, if our revenue fall and salaries remain stable (for example as a result of fixed player or coaching staff salaries over a long period) or increase, our results of operations would be materially adversely affected.

An increase in transfer fees would require us to pay more than expected for the acquisition of players' registrations in the future. In addition, certain players' transfer values may diminish after we acquire them, and we may sell those players for transfer fees below their net book value, resulting in a loss on disposal of players' registrations. Net transfer costs could also increase if levies imposed by FIFA, any league we compete in or any other organization in respect of the transfer of players' registrations were to increase.

We remain committed to attracting and retaining the highest quality players for our first team. We may explore new player acquisitions in connection with future transfer periods that may materially increase the amount of our net player capital expenditure from the previous quarter or year. As part of any material increase in net player capital expenditure, we may also experience a material increase in our expenditure for player salaries. The actual amount of cash we use on player acquisitions will also depend, in part, on the amount of any cash we receive as a result of the sale of any players.

Recently approved CONCACAF and Union of European Football Associations (UEFA) restrictions could negatively affect our business.

As the primary governing body of European football, UEFA continually evaluates the dynamics in the football industry and considers changes to the regulatory framework governing European football clubs. As an example, clubs participating in the Champions League and Europa League competitions are now subject to the UEFA Club Licensing and Financial Fair Play regulations. Breaches in the rules may result in, among other things, withholding of prize money, transfer bans and ultimately disqualification from European competitions. These rules are intended to discourage clubs from continually operating at a loss and to ensure clubs settle with their football creditors on time. Breaches of licensing and financial fair play rules, for example, where costs and capital expenditures on players exceed revenues over a two- to three-year period or serious delays in settling creditors, have recently resulted in clubs being punished by way of significant fines and even exclusion from UEFA competitions. Although we are not directly subject to such rules at this time, in the future, similar rules may be implemented by CONCACAF or FIFA that restrict our ability to operate and could have a material adverse effect on the performance of our first team and our business, results of operations, financial condition and cash flow.

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We could be negatively affected by current and future League, United States Soccer Federation (USSF), CONCACAF, UEFA or FIFA regulations.

Future changes to the any league we play in, the USSF, CONCACAF, UEFA, FIFA or other regulations may adversely affect our results of operations. These regulations could cover various aspects of our business, such as the format of competitions, the eligibility of players, the operation of the transfer market and the distribution of broadcasting revenue. In addition, changes are being considered to address the financial sustainability of clubs such as more robust ownership rules and tests in relation to board directors and significant shareholders. In particular, changes to football regulations designed to promote competition could have a significant impact on our business. Such changes could include changes to the distribution of broadcasting income, changes to the relegation structure of various football organizations and restrictions on player spending. Any of these changes could make it more difficult for us to acquire top quality players and, therefore, adversely affect the performance of our first team.

Changes in the format of the league and cup competitions in which our first team plays, or might in the future play, could have a negative impact on our results of operations. In addition, in the event that new competitions are introduced to replace existing competitions (for example, a world super-league), our results of operations may be negatively affected.

There could be a decline in our popularity or the popularity of football.

There can be no assurance that football will retain its popularity as a sport around the world together with the associated levels of media coverage. In addition, we could suffer a decline in popularity. Any decline in popularity could result in lower ticket sales, broadcasting revenue, sponsorship revenue, a reduction in the value of our players or our brand, or a decline in the value of our securities, including our Class A, Class B, Class C, and Class D Common Stock. Any one of these events or a combination of such events could have a material adverse effect on our business, results of operations, financial condition and cash flow.

Risk Related To Our Possible Future Indebtedness

Our possible future indebtedness could adversely affect our financial health and competitive position.

We have no debt at this time. The possibility of building our home stadium may be an occasion of such need for debt financing. Our possible future indebtedness increases the risk that we may be unable to generate cash sufficient to pay amounts due in respect of such indebtedness. It could also have negative effects on our business. For example, it could:

•	limit our ability to pay dividends if we choose to pay such dividends;

•	increase our vulnerability to general adverse economic and industry conditions;

•	require us to dedicate a material portion of our cash flow from operations to make payments on our indebtedness, thereby reducing the availability of our cash flow to fund the hiring and retention of players and coaching staff, working capital, capital expenditures and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the football industry;

•	affect our ability to compete for players and coaching staff; and

•	limit our ability to borrow additional funds.

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Any of these above situations may affect our financial performance, limit cash flows and possibly limit our ability to be profitable.

To service our possible indebtedness, we may require cash, and our ability to generate cash is subject to many factors beyond our control.

Our ability to make payments on and to refinance our possible future indebtedness and to fund planned capital expenditures will depend on our ability to generate cash in the future. This, to a certain extent, is subject to the performance and popularity of our first team as well as general economic, financial, competitive, regulatory and other factors that are beyond our control.

We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness on or before maturity. We cannot assure you that we will be able to refinance any of our future possible indebtedness on commercially reasonable terms or at all. Failure to refinance such indebtedness on terms we believe to be acceptable could have a material adverse effect on our business, financial condition, results of operations and cash flow.

Our possible future indebtedness may restrict our ability to pursue our business strategies.

Our possible future indebtedness may restrict our ability to pursue future business strategies such as:

•	incur additional indebtedness;

•	pay dividends or make other distributions or repurchase or redeem our shares;

•	make investments;

•	sell assets, including capital stock of restricted subsidiaries;

•	enter into agreements restricting our subsidiaries' ability to pay dividends;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

•	enter into sale and leaseback transactions;

•	enter into transactions with our affiliates; and

•	incur liens.

Our ability to comply with any future covenants and restrictions may be affected by events beyond our control. If we breach any such covenants or restrictions, the occurrence of any of these events could have a material adverse effect on our business, financial condition and results of operations.

We cannot be certain that additional financing will be available on reasonable terms when required, or at all.

From time to time, we may need additional financing. Our ability to obtain additional financing, if and when required, will depend on investor demand, our operating performance, the condition of the capital markets, and other factors. We cannot assure you that additional financing will be available to us on favorable terms when required, or at all. We may need to raise additional funds through the issuance of equity, equity-linked or debt securities, those securities may have rights, preferences, or privileges senior to the rights of our Class A, Class B, Class C, and Class D Common Stock, and our existing stockholders may experience dilution.

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Risks Related To Ownership Of Our Class A, Class B, Class C, and Class D Common Stock

Because of its significant share ownership, our principal shareholder will be able to exert control over us and our significant corporate decisions.

Our principal shareholder, Peter Schuh, controls 100% of our issued shares and 100% of the outstanding Class A common shares, thus representing 100.00% of the voting power of our outstanding capital stock. Each Class A, Class B, Class C, and Class D Common Stock share is entitled to one vote per share. As a result, our principal shareholder will have the ability to determine the outcome of all matters submitted to our shareholders for approval, including the election and removal of directors and any merger, consolidation, or sale of all or substantially all of our assets. The interests of our principal shareholder might not coincide with the interests of the other shareholders. This concentration of ownership may harm the value of our Class A, Class B, Class C, and Class D Common Stock, among other things:

•	delaying, deferring or preventing a change in control of our Company;

•	impeding a merger, consolidation, takeover or other business combination involving our Company; or

•	causing us to enter into transactions or agreements that are not in the best interests of all shareholders.

We may elect to take advantage of the “controlled company” exemption to the corporate governance rules for National Association of Securities Dealers Automatic Quotation (NASDAQ)-listed companies, which could make our Class A, Class B, Class C, and Class D Common Stock less attractive to some investors or otherwise harm our stock price.

Because we qualify as a “controlled company” under the corporate governance rules for NASDAQ-listed companies, we are not required to have a majority of our board of directors be independent, nor are we required to have a compensation committee or an independent nominating function. In light of our status as a controlled company, our board of directors has determined not to have an independent nominating function and has chosen to have the full board of directors be directly responsible for nominating members of our board, and in the future we could elect not to have a majority of our board of directors be independent or not to have a compensation committee. Accordingly, should the interests of our controlling stockholder differ from those of other stockholders, the other stockholders may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance rules for NASDAQ-listed companies. Our status as a controlled company could make our Class A, Class B, Class C, and Class D Common Stock less attractive to some investors or otherwise harm our stock price.

We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies make our Class A, Class B, Class C, and Class D Common Stock less attractive to investors.

We are an "emerging growth company," as defined in the Jumpstart Our Business Startups Act of 2012 (the "JOBS Act"), and, as such, we take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"). We cannot predict if investors will find our Class A ordinary shares less attractive because we rely on these exemptions. If some investors find our Class A ordinary shares less attractive as a result, there may be a less active trading market for our Class A ordinary shares and our share price may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an "emerging growth company" can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the "Securities Act"), for complying with new or revised accounting standards. In other words, an "emerging growth company" can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.

The obligations associated with being a public company require significant resources and management attention.

As a public company in the United States, we incur legal, accounting and other expenses that we did not previously incur as a private company. We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Sarbanes-Oxley Act, the listing requirements of the NASDAQ Exchange and other applicable securities rules and regulations. Compliance with these rules and regulations increases our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources, particularly after we are no longer an "emerging growth company." The Exchange Act requires that we file annual and current reports with respect to our business, financial condition and results of operations. The Sarbanes-Oxley Act requires, among other things, that we establish and maintain effective internal controls and procedures for financial reporting. Furthermore, the need to establish the corporate infrastructure demanded of a public company may divert management's attention from implementing our growth strategy, which could prevent us from improving our business, financial condition and results of operations. We have made, and will continue to make, changes to our internal controls and procedures for financial reporting and accounting systems to meet our reporting obligations as a public company. However, the measures we have taken, and will continue to take, may not be sufficient to satisfy our obligations as a public company. In addition, these rules and regulations increase our legal and financial compliance costs and make some activities more time-consuming and costly. For example, these rules and regulations make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to incur substantial costs to maintain the same or similar coverage. These additional obligations could have a material adverse effect on our business, financial condition, results of operations and cash flow.

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In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management's time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us and our business, financial condition, results of operations and cash flow could be adversely affected.

For as long as we are an "emerging growth company" under the recently enacted JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act. We could be an emerging growth company until the last day of the fiscal year following the fifth anniversary of the completion of our IPO. Furthermore, after the date we are no longer an emerging growth company, our independent registered public accounting firm will only be required to attest to the effectiveness of our internal control over financial reporting depending on our market capitalization. Even if our management concludes that our internal controls over financial reporting are effective, our independent registered public accounting firm may still decline to attest to our management's assessment or may issue a report that is qualified if it is not satisfied with our controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. In addition, in connection with the implementation of the necessary procedures and practices related to internal control over financial reporting, we may identify deficiencies that we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. Failure to comply with Section 404 could subject us to regulatory scrutiny and sanctions, impair our ability to raise revenue, cause investors to lose confidence in the accuracy and completeness of our financial reports and negatively affect our share price.

Anti-takeover provisions in our organizational documents and Nevada State Law may discourage or prevent a change of control, even if an acquisition would be beneficial to our shareholders, which could depress the price of our Class A, Class B, Class C, and Class D Common Stock and prevent attempts by our shareholders to replace or remove our current management.

Under the terms of our amended articles of incorporation and as permitted under Nevada law, we have elected not to be subject to Nevada’s anti-takeover law. With the approval of our stockholders, we may amend our articles of incorporation in the future to become governed by the anti-takeover law. This provision would then have an anti-takeover effect for transactions not approved in advance by our board of directors, including discouraging takeover attempts that might result in a premium over the market price for the shares of our Class A, Class B, Class C, and Class D Common Stock. By opting out of the Nevada anti-takeover law, third parties could more easily pursue a takeover transaction that was not approved by our board of directors.

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Nevada law provides that, in certain circumstances, a shareholder who acquires a controlling interest in a corporation, defined in the statute as an interest in excess of a 1/5, 1/3 or 1/2 interest, has no voting rights in the shares acquired that caused the shareholder to exceed any such threshold, unless the corporation’s other shareholders, by majority vote, grant voting rights to such shares. We may opt out of this act by amending our by-laws either before or within ten days after the relevant acquisition of shares. Presently, our by-laws do not opt out of this act.

The market price of our Class A, Class B, Class C, and Class D Common Stock may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at or above the initial public offering price.

If you purchase shares of our Class B, Class C, or Class D Common Stock in our initial public offering, you may not be able to resell those shares at or above the initial public offering price. We cannot assure you that the initial public offering price of our Class B, Class C, or Class D Common Stock, or the market price following our initial public offering, will equal or exceed prices in privately negotiated transactions of our shares that may occur from time to time prior to our initial public offering. The market price of our Class A, Class B, Class C, or Class D Common Stock common stock may fluctuate significantly in response to numerous factors, many of which are beyond our control, including:

•	acquisitions of key personnel including players for our first team

•	actual or anticipated fluctuations in our revenue and other operating results;

•	the financial projections we may provide to the public, any changes in these projections or our failure to meet these projections;

•	actions of securities analysts who initiate or maintain coverage of us, changes in financial estimates by any securities analysts who follow our company, or our failure to meet these estimates or the expectations of investors;

•	additional shares of our Class A, Class B, Class C, and Class D Common Stock being sold into the market by us or the existing stockholders or the anticipation of such sales;

•	announcements by us or our competitors of significant products or features, technical innovations, acquisitions, strategic partnerships, joint ventures, or capital commitments;

•	announcements by us or estimates by third parties of actual or anticipated changes in the size of our user base or the level of user engagement;

•	changes in operating performance and stock market valuations of technology companies in our industry, including our Platform developers and competitors;

•	price and volume fluctuations in the overall stock market, including as a result of trends in the economy as a whole;

•	lawsuits threatened or filed against us;

•	developments in new legislation and pending lawsuits or regulatory actions, including interim or final rulings by judicial or regulatory bodies; and

•	other events or factors, including those resulting from war or incidents of terrorism, or responses to these events.

In addition, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many technology and media companies. Stock prices of many technology and media companies have fluctuated in a manner unrelated or disproportionate to the operating performance of those companies. In the past, stockholders have filed securities class action litigation following periods of market volatility. If we were to become involved in securities litigation, it could subject us to substantial costs, divert resources and the attention of management from our business, and adversely affect our business.

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We do not currently intend to pay dividends on our Class A, Class B, Class C, and Class D Common Stock, and, consequently, your ability to achieve a return on an investment in our Class B, Class C, and Class D Common Stock will depend on appreciation in the price of our Class A, Class B, Class C, and Class D Common Stock.

We do not currently intend to pay any cash dividends on our Class A, Class B, Class C, and Class D Common Stock for the foreseeable future. The payment of any future dividends will be determined by the board of directors in light of conditions then existing, including our revenue, financial condition and capital requirements, business conditions, corporate law requirements and other factors.

In making your investment decision, you should not rely on information in public media that is published by third parties. You should rely only on statements made in this prospectus in determining whether to purchase our shares.

You should carefully evaluate all of the information in this prospectus. We may receive a high degree of media coverage, including coverage that is not directly attributable to statements made by our officers and employees, that incorrectly reports on statements made by our officers or employees, or that is misleading as a result of omitting information provided by us, our officers, or employees. You should rely only on the information contained in this prospectus in determining whether to purchase our shares of Class B, Class C, and Class D Common Stock.

We have broad discretion in the use of the net proceeds from our initial public offering and may not use them effectively.

We cannot specify with any certainty the particular uses of the net proceeds that we will receive from our initial public offering. Our management will have broad discretion in the application of the net proceeds, including working capital, possible acquisitions, and other general corporate purposes, and we may spend or invest these proceeds in a way with which our stockholders disagree. The failure by our management to apply these funds effectively could harm our business and financial condition. Pending their use, we may invest the net proceeds from our initial public offering in a manner that does not produce income or that loses value.

If securities or industry analysts publish inaccurate or unfavorable research about our business, our stock price could decline.

The trading market for our Class A, Class B, Class C, and Class D Common Stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. If one or more of the analysts who cover us downgrade our Class A, Class B, Class C, and Class D Common Stock or publish inaccurate or unfavorable research about our business, our Class A, Class B, Class C, and Class D Common Stock prices would likely decline.

Interest Rate Risk

We may invest in a variety of securities, consisting primarily of investments in interest-bearing demand deposit accounts with financial institutions, tax-exempt money market funds and highly liquid debt securities of corporations and municipalities. By policy, we limit the amount of credit exposure to any one issuer.

Investments in both fixed rate and floating rate interest earning products carry a degree of interest rate risk. Fixed rate securities may have their fair market value adversely impacted due to a rise in interest rates, while floating rate securities may produce less income than predicted if interest rates fall. Due in part to these factors, our income from investments may decrease in the future.

Item 4. DILUTION

Purchasers of our Class B, Class C and Class D common stock in this offering will experience an immediate dilution of net tangible book value per share from the public offering "price." Subscribers will not be required to tender funds for their shares, but, instead, must perform certain promotional services as consideration for their shares.  Our board of directors has used its business judgment in setting a value to the company of $0.00016667 per share for the promotional services to be rendered.

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Dilution in net tangible book value per share represents the difference between the amount per share "paid" by the purchasers of shares of our Class B, Class C and Class D common stock and the net tangible book value per share immediately after this offering.  After giving effect to the sale of our common stock in this offering at the offering "price" of $0.00016667 per share, our net tangible book value as of November 30, 2015 would remain the same at $1,980 or $0.00001238 per share, assuming the maximum offering size. This represents no increase in net tangible book value per share and further represents dilution in net tangible book value per share of $0.00015432 to new investors who purchase shares in the offering, assuming maximum offering size.

Item 5. PLAN OF DISTRIBUTION AND SELLING SECURITYHOLDERS

We plan to offer our securities directly to shareholders. We do not have an underwriter.

Item 6. USE OF PROCEEDS TO ISSUER

Purchasers of our Class B, Class C, and Class D common stock will not be required to tender funds for their shares, but, instead, must perform certain promotional services as consideration for their shares.  Our board of directors has used its business judgment in setting a value to the company of $0.00016667 per share for the promotional services to be rendered.  Accordingly, there will be no proceeds from the Offering for use by the Company.

Item 7. DESCRIPTION OF BUSINESS

Our Company—Sprinter Football Club

We are a new football/soccer club located in the Metropolitan San Diego, California, USA location. We have no operating experience, have played zero games, and currently do not have a manager of players, and have zero players. We plan to start playing matches in 2016 and hope to play 20 home games throughout the 2016-2017 season. We will play matches where we give away a portion of seat ticket sales to various charities. We have no home stadium. During our first year we will rent stadiums to play our matches. We hope to start stadium planning and construction in 2016 with hopes of having a stadium built by 2018. We have no sponsors at this time. We have limited assets. We will have various websites that show media content such as tryouts, practices, games, and meetings. We hope to create a large passionate community that might in turn provide Sprinter Football Club with a worldwide platform to generate significant revenue from multiple sources including broadcasting, mobile and content, sponsorship, merchandising, product licensing, and Match-Day.

Our potential global community of followers will be able to engage with us in a variety of ways:

• We plan to sell our products through our own website www.sprinterfc.com as well as a variety of third-party retail locations and websites worldwide.

• Games in the Metropolitan San Diego, California, USA area.

• We plan to undertake exhibition games and promotional tours on a global basis, enabling us to gain worldwide followers and enable them to see our team play. These games are in addition to our matches that will take place over the football season.

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Our Business Model and Revenue Drivers

We plan to operate and manage our business as a single reporting segment—the operation of a professional sports team. However, we review our revenue through three principal business sectors— Broadcasting, Commercial, and Match-Day.

• Broadcasting:  We hope to benefit from the distribution and broadcasting of live football content. Broadcasting revenue is derived from the television rights relating to the matches we will play, including hopefully CONCACAF Champions League and other competitions. In addition, our planned global television channel, SprinterFCTV Network, will potentially be able to deliver Sprinter Football Club programming to over 190 countries and territories around the world.

• Commercial:  Within the Commercial revenue sector we plan to monetize our brand via three revenue streams: mobile and content; sponsorship; and retail, merchandising, apparel and product licensing. We anticipate that Commercial revenue will be our fastest growing sector initially.

• Mobile and Content: We plan to market content directly to our followers through our website, www.sprinterfc.com, and associated mobile properties.

• Sponsorship:  We plan to monetize the potential value of our brand and potential community of followers through marketing and sponsorship relationships with leading international and regional companies around the globe.

• Retail, Merchandising, Apparel and Product Licensing:  We plan to market and sell sports apparel, training and leisure wear and other clothing featuring the Sprinter Football Club brand on a global basis. In addition, we also plan to sell other licensed products, from simple household items such as glassware to lawn furniture, featuring the Sprinter Football Club brand and future trademarks. These products will be distributed through Sprinter Football Club branded retail centers and e-commerce platforms, as well as our partners' wholesale distribution channels.

• Match-Day:  We plan to play our first year’s matches in stadiums that have a relatively small seating capacity of 7,500 people. We plan to build a stadium with a capacity of up to 55,000 people, for which we currently do not have funds, which can be completed on or about 2018.

Industry Overview

Soccer in the USA and known as Football internationally is one of the most popular spectator sports on Earth and global follower interest has enabled the sport to commercialize its activities through sponsorship, retail, merchandising, apparel and product licensing, mobile and content, broadcasting, and Match-Day ticket sales.

Football's growth and increasing popularity is primarily a product of consumer demand for and interest in live sports whether viewed in person at the venue or through television and digital media. The sport's revenue growth has been driven by the appetite among consumers, advertisers, and media distributors for access to and association with these live sports events particular those featuring globally recognized teams.

As television and digital media such as broadband Internet and mobile extend their reach globally, the availability of and access to live games and other content of the leading European leagues has increased and live games are now viewed worldwide. In addition, advances in new technology continue both to improve the television and digital media user experience and the effectiveness of sponsorships and advertising on these platforms. These trends further strengthen the commercial benefit of associating with football for media distributors and advertisers and increase the global opportunities for the sport.

The major football leagues and clubs in England, France, Germany, Italy, Spain, Argentina and Brazil have established themselves as the leading global entities due to their history as well as their highly developed television and advertising markets. The combination of historical success and media development in the core European markets has helped to drive revenue, which in turn enables those leagues to attract the best players in the world further strengthening their appeal to followers.

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Our Competitive Strengths

We believe our key competitive strengths are:

• Ability to monetize our brand:  The hope is that the potential popularity and quality of our brand will make us an attractive marketing partner for companies around the world.

• A globally recognized brand with a large, worldwide following:  We hope to become one of the world's most recognizable brands. We hope to enjoy the support of a worldwide community of football followers.

• Sought-after content capitalizing on the proliferation of digital and social media:  We plan to produce content that can be followed year-round by our potential global community of followers. We believe our ability to generate proprietary content, which we can distribute on our own global platforms as well as via popular third party social media platforms such as Facebook, Twitter, Instagram and others, should constitute an on-going growth opportunity.

Our Strategy

We aim to increase our revenue and profitability by expanding our high growth businesses that leverage our brand, global community, and marketing infrastructure. The key elements of our strategy are:

• Expand our portfolio of global and regional sponsors:  We plan to position ourselves to secure sponsorships with leading brands.

• Develop our retail, merchandising, apparel and product licensing business:  We will focus on developing and growing this business on a global basis by increasing our product range and improving distribution through our planned development of our wholesale, retail, and e-commerce channels. In the future we plan to expand our portfolio of product licensees to enhance the range of product offerings available to our followers.

• Invest in our team, facilities and other brand enhancing initiatives: We will be committed to investing in our team, our facilities and other initiatives in hopes to enhance our brand globally. We may develop or brand items such as food and beverage which may have our Corporation’s logo or name affixed to the items. We expect these initiatives will continue to be key drivers of our sales, profit, and leading brand recognition going forward.

• Exploit mobile and content opportunities:  The rapid shift of media consumption towards Internet, mobile and social media platforms presents us with multiple growth opportunities and new revenue streams. Our digital media platforms, such as mobile sites, applications and social media, are expected to become one of the primary methods by which we engage and transact with our followers around the world.

In addition to developing our own digital properties, we intend to leverage third party media platforms and other social media as a means of further engaging with our followers and creating a source of traffic for our planned digital media assets. Our mobile and content offerings are in the early stages of development and present opportunities for future growth.

• Enhance the reach and distribution of our broadcasting rights:  We are well positioned to benefit from the increased value and the growth in distribution associated with football.

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Furthermore, SprinterFCTV Network, our planned global broadcasting platform, hopefully can deliver Sprinter Football Club programming to over 190 countries and territories around the world. We plan to continue to expand the distribution of SprinterFCTV Network supported by developing its production and content capabilities.

• Diversify revenue and improve margins:  We aim to gain revenue and operating margins for our business as we further expand our potential high growth commercial businesses, including sponsorship, retail, merchandising, licensing and mobile and content.

Our Market Opportunity

We are a new team and have the ability to reach every human with an Internet connection.

Other markets driving our business include the global advertising market, the global pay television market, and the global apparel market.

We believe our potential global reach and access to emerging markets will position us for growth.

Our Team's History

We have no team history.

Our Football Operations

Our football operations will be primarily comprised of the following activities: our first team, our reserve team, our development academy, our global scouting network, and other operations such as sport science.

First team

It is intended that our first team will play approximately 20 matches in Metropolitan San Diego, California, USA during the 2016-2017 season at various stadiums.

Our first team will be led by our manager, supported by an assistant team manager and a club secretary, who in turn are supported by a team of individuals, including coaches and scouts for both our first team and development academy, medical and physiotherapy staff, sports science, and performance and match analysis staff.

We have no players under contract at this time and might not have players until at least 2016.

Transfers of players between football clubs are governed by entities outside of our control such as FIFA. Each of our players will be signed under a contract that will restrict movement. Players are currently permitted to move to another club during the term of their contract if both clubs agree on such transfer. FIFA, football’s governing body, which regulates transfers, occasionally changes their rules regarding player transfer. We will make every effort to act correctly in the transfer marketplace.

Players on our first team will typically also enter into an image rights agreement with us, which grants us rights to use their image. The duration and terms of all contracts will likely vary.

Development academy

Our development academy, if we choose to implement one, may be a primary source of new talent for our first team as well as a means of developing players that may be sold to generate transfer income. The aim of our development academy, if implemented, will be to create a flow of talent from the development academy up to our first team, thereby saving us the expense of purchasing those players in the transfer market. Players in our development academy and reserve teams may be loaned to other clubs in order to develop and gain first team experience with those other clubs and enhance their transfer value. Players from our potential development academy who do not make it into our first team frequently will hopefully achieve a place at another professional football club, thereby generating income from player loans and transfer fees.

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Our development academy program, if implemented, will consist of one team ranging typically from ages 18 to early 20s. In the future we may have teams that have youths ages under 18. We may also field a women’s team. The women’s team may be restricted to ages 18 and over. Each team will consist of 15 to 23 players, each of whom is assessed during the season.

Scouting network

Together with our development academy, our scouting system is planned as a source of our football talent. Through our scouting system, we plan to recruit players for both our first team and development academy. Our scouting system will consist primarily of a professional network of staff who scout in general and for specific positions and age groups.

Our scouting system may range worldwide.

Training facilities

We plan to invest significant resources into developing a performance center which will contain advanced sports and science evaluation equipment and computer analysis of training programs. We intend to invest in our training facilities in the near future. We hope to employ highly experienced training staff to work at the performance center, where we hope to provide physiotherapy, bio-mechanical analysis and nutritional guidance to our players as part of our goal to ensure that each player is able to achieve peak physical condition.

Revenue Sectors

Commercial

Our Commercial revenue is primarily comprised of income from: mobile and content; sponsorship; and retail, merchandising, apparel and product licensing.

Sponsorship

We plan that our sponsorship agreements will be negotiated directly by our commercial team. Our sponsors will be granted various rights, which may include:

• rights in respect to our brand, logo, and other intellectual property;

• rights in respect of our player and manager imagery;

• the right to administer promotions targeted at customers whose details will be stored on our Customer Relationship Management (CRM) database.

• exposure on our television platform, SprinterFCTV Network;

• exposure on our website www.sprinterfc.com;

• exposure on digital perimeter advertising boards at the stadiums where we play matches; and

• exposure on interview backdrops.

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We plan to retain the ownership rights in our intellectual property. Any use of our intellectual property rights by sponsors is would be under license.

Sponsorship development and strategy

 We plan to pursue our global and regional sponsorship deals through an infrastructure for commercial activities. We hope to have a dedicated sales team, recruited from multiple continents, which will be located in Metropolitan San Diego, California, USA, as well as other cities in other countries if deemed necessary and advantageous for business, that focuses on developing commercial opportunities and sourcing new sponsors. We plan to target potential sponsors we believe will benefit from association with our brand and have the necessary financial resources to support an integrated marketing relationship. We hope to cultivate strong relationships with our potential sponsors and we hope to generate significant revenue and properly leverage our sponsors’ co-branded marketing strategies to grow our brand. We hope to be successful in executing a global geographic and product segmented approach to selling our sponsorship rights.

We plan to offer sponsorship category exclusivity on a global basis to companies within particular industries, such as airline, training kit, sustainable technology, medical systems, diesel engines, tires, vitamins, wine, logistics, printing, jewelry, betting, spirits, paint, kit, beer, food, social gaming, soft drinks, and personal care.

We also plan to offer sponsorship exclusivity within a particular geography for certain industries.

In seeking any individual partnership we aim to establish an indicative value for that sponsorship based on the prospective sponsor's industry and marketing objectives. We will only pursue a sponsorship if we believe it reflects the value we deliver.

We believe that certain key economic sectors play an active role in sports sponsorship. We hope to have sponsors in a number of these sectors and we believe that there is significant potential to expand this potential sponsorship platform by selectively targeting companies within the remaining sectors and by growing revenue in existing sectors through such sponsorship arrangements.

We plan to create and grow our sponsorship portfolio by developing our geographic and product category segmented approach, which we hope will include partnering with global and regional sponsors. We plan to grow and expand into emerging markets that may include Asia and Africa.

Our current sponsors

We have no current sponsors.

Exhibition games and promotional tours

We plan to conduct exhibition games and promotional tours on a global basis. Our planned promotional tours will hopefully allow us to engage with our prospective followers, support the marketing objectives of our sponsors and extend the reach of our brand in planned strategic markets. These promotional tours, some which will be for charity, are in addition to our planned matches in Metropolitan San Diego.

We plan to receive a share of the ticket revenue as well as license fees for the television broadcast and digital media distribution of each exhibition game. We also plan to generate revenue from tour opportunities sold to new sponsorship partners. We believe promotional tours represent a significant growth opportunity.

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Sponsorship income from Leagues

In addition to revenue from contracts that we negotiate ourselves, we plan to receive revenue from sponsorship arrangements negotiated by third parties. We have no way of knowing at this time what those contracts might entail. We will plan to enter arrangements that are advantageous to Sprinter Football Club.

Retail, Merchandising and Product Licensing, Apparel and E-Commerce

 We plan to retain full control of the use and monetization of our intellectual property rights worldwide in the areas of retail, merchandising, apparel and product licensing.

Retail

In addition to our planned online retail store at www.sprinterfc.com, we plan to have Sprinter Football Club branded retail stores in various worldwide locations.

Merchandising and Product Licensing

Sprinter Football Club plans to merchandise its goods worldwide. We plan to receive royalties from the sales of specific Sprinter Football Club branded products. Under some product licensing agreements we may only receive a minimum guaranteed payment from the licensee. Some licensees may be granted exclusive rights under specific product categories on a global basis. Others may be granted exclusive rights under specific product categories, but only within a specific country or geographic region. Some licensees may be permitted to sublicense within their geographic region.

Apparel

Replica uniforms, training gear

The Sprinter Football Club jersey and training gear may be redesigned each season.

E-Commerce

We plan to offer a broad range of other apparel, equipment, and gear such as balls, luggage, and other accessories such as household items such as bedroom, kitchen, and bathroom accessories, and collectibles, souvenirs, and other gifts. We plan to receive an industry standard royalty amounting to a percentage of gross sales of the merchandise sales generated online.

 We believe there is a significant opportunity for us to create and grow our e-commerce capabilities through improved digital shopping experiences, greater product availability and more efficient fulfillment. Specifically, we intend to target merchandise offerings to our prospective followers using their stated preferences and historical behavior. In addition, we plan to enable global and regional product delivery and payment collection. We plan to develop partnerships with companies that have expertise in e-commerce, logistics and distribution by geographic region in order to grow our planned online retailing and integrate it across our planned mobile and content platforms.

Mobile and Content

Digital media

Our planned website, www.sprinterfc.com, will be published in several different languages.

The proliferation of digital television, broadband Internet, smartphones, mobile applications and social media globally provides our business with many potential opportunities to extend the reach of our planned content. Specifically, we intend to use our website and other digital media platforms for direct-to-consumer businesses, including but not limited to selling premium services such as international digital memberships, video and exclusive content subscriptions, other media services and e-commerce. We will also attempt to leverage our digital media platform to generate customer data and information as well as follower profiles of commercial value to our sponsors, our media partners, and to us. We believe that in the future, digital media will be one of the primary means through which we engage and interact with our follower base.

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Content and localization

Our planned digital media properties are an important means through which we hope to engage with our potential international fan base. We believe our followers generally prefer to consume our content in their language and context. We believe we can effectively deliver tailored services to our followers globally through various language offerings, geographic targeting and personalized content. We currently have planned international language websites in several languages under consideration including but not limited to English, Spanish, French, Arabic, Mandarin, Japanese and Korean, and which hopefully will enable us to engage with our followers in their native language. Other languages under consideration include, but are not limited to, German, Italian, Portuguese and Russian.

Mobile services and applications

We plan to offer digital content to mobile devices under our planned "SprinterFCTV Network" brand. Users can access content and a video service via a "SprinterFCTV Network" wireless application protocol or mobile site.

There has been a significant increase in the prevalence of broadband mobile and video-enabled mobile devices in recent years. Mobile devices such as the Apple iPhone and those based on the Android operating system enable consumers to browse the Internet, watch video, access dedicated applications and conduct e-commerce through their mobile device. As a consequence, we expect our followers are increasingly able to seek access our website and other content via mobile devices.

We intend to develop multi-platform mobile sites and mobile applications that will facilitate access for our followers to our content across a range of devices and carriers in order to meet global demand.

Video on demand

The proliferation of broadband Internet and mobile access also allows us to offer the planned video on demand to our followers around the world. Through our website, we plan to provide video on demand to our followers in a variety of formats and commercial models. Some video on demand content will be free to all users, some content is only accessible upon registration, and some content, as in the case of live preseason tour matches, may be available on a pay-per-view basis.

Going forward we intend to leverage the planned video production assets to generate improved and localized content such as high-definition match highlights, original studio programs and in-depth features on the club's players, staff, and history. Depending on the market we may offer video on demand services via our potential media partners as part of a comprehensive suite of content rights as well as on a direct-to-consumer basis.

Social media

We believe there is a significant opportunity to leverage the capabilities of social media platforms to enhance our relationships with our followers around the world. By establishing an official presence on these platforms we believe we will be able to provide connections with our follower base and improve our ability to market and sell products and services to our followers.

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Customer relationship management

One of our strategic objectives will be to further develop our understanding of and deepen the relationships with our followers. We plan to operate a Customer Relationship Management (CRM) database in order to understand the size, location, demographics and characteristics of our follower base on an aggregated basis. Our CRM database should enable us to target more effectively our product and service offerings such as digital subscription services, merchandise, and tickets. A deep understanding of our follower base is also valuable to sponsors and media partners who seek to access specific customer categories with targeted and relevant advertising.

Broadcasting

Broadcasting includes all planned revenue covering domestic and international television and radio rights to matches we play, the CONCACAF Champions League, and domestic cup competitions. Potential revenue from the sale of television rights will be represented by both free television and pay television worldwide. In addition, our planned wholly-owned global media channel SprinterFCTV Network, plans to deliver Sprinter Football Club programming to over 190 countries and territories around the world.

Broadcasting revenue including in some cases prize money received by us in respect of various competitions will vary from year to year as a result of variability in the amount of available prize money and the performance of our first team in such competitions.

SprinterFCTV Network

SprinterFCTV Network is our planned wholly-owned global television channel to be broadcast in numerous countries. SprinterFCTV Network will broadcast a wide variety of content which is hopefully compelling to our global community of followers, including news, game highlights, and exclusive coverage of our club.

Depending on the market, we may offer our suite of media rights as a bundle giving exclusive access to one multi-platform media provider or offer SprinterFCTV Network as a single product to television distributors. SprinterFCTV Network will be designed to offer a range of content generated from its own production facilities.

SprinterFCTV Network plans to feature a range of content, the primary categories of which are:

• live coverage of promotional tours and exhibition games;

• highlights from games and other time-delayed game footage;

and

• lifestyle programming and other exclusive content profiling the club, our history, our manager, our staff, and our players.

Match-Day

We hope to build a stadium in the Metropolitan San Diego area with a capacity in the range of up to 55,000 people that would have all the modern luxuries of any new stadium, including luxury boxes, executive club seats, restaurants, and sports bars. We hope to derive revenue from the sale of food, drinks, programs, event parking, and hospitality packages on Match-Days.

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Membership Program

We plan to operate a membership program. Individuals who become Official Members have the opportunity to apply for tickets to all home matches.

Financial Fair Play Regulations

We are not bound at this time, but we may be in the future, to what is termed “Financial Fair Play”.

Social Responsibility

The Sprinter Football Club Foundation

We plan to be committed to a wide-ranging corporate social responsibility program through the Sprinter Football Club Foundation that we plan to develop.

Competition

From a business perspective, we plan to compete across many different industries and within many different markets. We believe our primary sources of competition include, but are not limited to:

• Football clubs:  We plan to compete against other football clubs worldwide for match attendance and Match-Day revenue. We will compete against football clubs in San Diego, Los Angeles, and Tijuana, Mexico, and the rest of the world to attract the best players and coaches in the global transfer and football staff markets.

• Digital media:  We plan to compete against other digital content providers for consumer attention and leisure time, advertiser income, and consumer e-commerce activity.

• Merchandise and apparel:  We plan to compete against other providers of sports apparel and equipment.

• Sponsorship:  We plan to compete against many different outlets for corporate sponsorship and advertising income, including other sports and other sports teams, other entertainment and events, television and other traditional and digital media outlets.

• Live entertainment:  We compete against alternative forms of live entertainment for the sale of Match-Day tickets, including other live sports, concerts, festivals, theatre, and similar events.

We do not believe there is any single market for which we have a well-defined group of competitors.

Legal Proceedings

We expect to be involved in various routine legal proceedings incident to the ordinary course of our business. At this time we are not involved in any legal proceedings.

Customers

We have no customers at this time.

Item 8. DESCRIPTION OF PROPERTY

We have no real property.

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Intellectual Property

We consider intellectual property to be important to the operation of our business and critical to driving growth in our Commercial revenue, particularly with respect to sponsorship revenue. Certain of our commercial partners will negotiate for rights to use our intellectual property. In order to protect our brand we generally will have contractual rights to approve uses of our intellectual property by our commercial partners.

We consider our brand to be a key business asset and, therefore, plan to have a portfolio of Sprinter Football Club related registered trademarks and trademark applications. We plan to procure copyright protection and copyright ownership of materials such as logos, literary works, photographic images and audio-visual footage.

Enforcement of our trademark rights will be important in maintaining the value of the Sprinter Football Club brand.

In relation to materials for which copyright protection is available (such as logos, literary works, photographic images, and audio-visual footage), our planned practice will be generally to secure copyright ownership where possible and appropriate. It is not always possible to secure ownership protection for these rights.

Item 9. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

We have a very limited operation history. Our assets are our startup assets. $2000 cash was deposited to open the bank account at Bank of the West. $3000 was provided for legal expenses for the purposes of the formation of the corporation, paid for by the founder, Peter Allen Schuh, in exchange for 100,000,000 shares of the Company’s Class A Common Stock. We have incurred legal and bank expenses in the startup of operations.

The following few pages are the Corporation’s (Unaudited) Financial Statements.

The rest of this page has been left blank on purpose.

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Income Statement
July 01, 2015 to November 30, 2015
(total operations reporting period)
30-Nov-15
NET SALES
Cost of Sales	0
GROSS PROFIT	0
Operating Expenses:
Selling, General and Administrative	3,020
Depreciation and Amortization	0
Total Operating Expenses	3,020
OPERATING INCOME	(3,020)
Interest and Other (Income) Expense	0
Interest and Investment Income	0
Interest Expense	0
Other	0
Interest and Other, net	0
EARNINGS BEFORE PROVISION FOR INCOME TAXES	$(3,020)
Provision For Income Taxes	0
NET EARNINGS	$(3,020)
Weighted Average Common Shares	100,000,000
BASIC EARNINGS PER SHARE	$(0.00003020)
Diluted Weighted Average Common Shares (100,000,000 for 75% of reporting period)	75,000,000
DILUTED EARNINGS PER SHARE	$(0.00004027)

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Balance Sheet
First Report Of Financial Information (July 01, 2015 - November 30, 2015)	30-Nov-15

ASSETS
Current Assets:
Cash And Cash Equivalents	$1,980
Receivables, Net	0
Merchandise Inventories	0
Other Current Assets	0
Total Current Assets	1,980
Property And Equipment, At Cost	0
Less Accumulated Depreciation And Amortization	0
Net Property And Equipment	0
Goodwill	0
Other Assets	0
Total Assets	$1,980
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:	0
Short-Term Debt	0
Accounts Payable	0
Accrued Salaries And Related Expenses	0
Sales Taxes Payable	0
Deferred Revenue	0
Income Taxes Payable	0
Current Installments Of Long-Term Debt	0
Other Accrued Expenses	0
Total Current Liabilities	0
Long-Term Debt, Excluding Current Installments
Other Long-Term Liabilities	0
Deferred Income Taxes	0
Total Liabilities	0
STOCKHOLDERS’ EQUITY
Paid-In Capital	1,000
Paid-In Capital In Excess Of Par	4,000
Retained Earnings	(3,020)
Accumulated Other Comprehensive (Loss) Income	0
Treasury Stock	0
Total Stockholders’ Equity	1,980
Total Liabilities and Stockholders’ Equity	$1,980

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Statement Of Cash Flows	30-Nov-15	1-Jul-15
		(Start of
		Operations)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Earnings	0	0
Reconciliation Of Net Earnings To Net Cash Provided By Operating Activities:
Depreciation And Amortization	0	0
Stock-Based Compensation Expense	0	0
Gain On Sales Of Investments	0	0
Goodwill Impairment	0	0
Changes In Assets And Liabilities, Net Of The Effects Of Acquisitions:
Receivables, Net	0	0
Merchandise Inventories	0	0
Other Current Assets	0	0
Accounts Payable And Accrued Expenses	0	0
Deferred Revenue	0	0
Income Taxes Payable	0	0
Deferred Income Taxes	0	0
Other Long-Term Liabilities	0	0
Other	0	0
Net Cash Used By Operating Activities	(3,020)	0
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital Expenditures	0	0
Proceeds From Sales Of Investments	0	0
Payments For Businesses Acquired, Net	0	0
Proceeds From Sales Of Property And Equipment	0	0
Net Cash Provided From Investing Activities	0	0
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds From Short-Term Borrowings, Net	0	0
Proceeds From Long-Term Borrowings, Net Of Discount	0	0
Repayments Of Long-Term Debt	0	0
Repurchases Of Common Stock	0	0
Proceeds From Sales Of Common Stock	5,000	0
Cash Dividends Paid To Stockholders	0	0
Other Financing Activities	0	0
Net Cash Provided From Financing Activities	5,000	0
Change In Cash And Cash Equivalents	1,980	0
Effect of Exchange Rate Changes On Cash And Cash Equivalents	0	0
Cash And Cash Equivalents at Beginning Of Period	0	0
Cash And Cash Equivalents At End Of Period	1,980	0
SUPPLEMENTAL DISCLOSURE OF CASH PAYMENTS MADE FOR:
Interest, Net Of Interest Capitalized	0	0
Income Taxes	0	0

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Statement of Stockholder Equity

Share Amounts					Accumulated
in (000,000)					Other			Stock-
	Common Stock		Paid-In	Retained	Comprehensive	Treasury Stock		Holders’
	Shares	Amount	Capital	Earnings	Income (Loss)	Shares	Amount	Equity
Balance 11/30/2015	100	$0.00005	$5,000	$(3,020)	—	—	—	$1,980
Net Earnings	–	–	–	$(3,020)	–	–	–	–

Shares Issued Under Employee Stock Plans	–	–	–	–	–	–	–	–

Tax Effect of Stock-Based Compensation	–	–	–	–	–	–	–	–

Foreign Currency Translation Adjustments	–	–	–	–	–	–	–	–

Cash Flow Hedges, net of tax	–	–	–	–	–	–	–	–

Stock Options, Awards and Amortization of Restricted Stock	–	–	–	–	–	–	–	–

Repurchases of Common Stock	–	–	–	–	–	–	–	–

Cash Dividends	–	–	–	–	–	–	–	–

Issuance of Common Stock	100	$0.00005	$5,000	–	–	–	–	–

Executive Summary of Financial Condition and Results of Operations.

Revenue: We had no revenue as we are beginning operations and not playing matches yet.

Gross Profit: We have no gross profit as we have zero revenue. We are operating at a loss.

Operating Expenses: We had a financial loss of $ (3,020) for the period until November 30, 2015 and are expected to continue operating at a loss until significant revenues are generated either from matches or other revenue streams are developed.

Diluted Earnings Per Share: We operated at a loss of (0.00004027) per share.

Assets: $1,980.

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Management’s Responsibility for Financial Statements

The financial statements presented here have been prepared with integrity and objectivity and are the responsibility of the management of Sprinter Football Club, Inc. These financial statements have been prepared in conformity with U.S. generally accepted accounting principles and properly reflect certain estimates and judgments based upon the best available information.

Management’s Report on Internal Control Over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal control over financial reporting. Under the supervision and with the participation of our management, including our Chief Executive Officer we conducted an evaluation of the effectiveness of our internal control over financial reporting as of December 23, 2015 based on the framework in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on our evaluation, our management concluded that our internal control over financial reporting was effective as of December 23, 2015 in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. generally accepted accounting principles.

I certify these above statements to be true and accurate.

/S/ Peter Allen Schuh
Name: Peter Allen Schuh
Title: CEO

Item 10. DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

Name	Position	Age	Term of Office	Approximate hours per week for part-time employees
Executive Officers:
Peter Allen Schuh	Chief Executive Officer	42	1-Jul-2015
Directors:
Peter Allen Schuh	Director, Chairman	42	1-Jul-2015
Significant Employees:				N/A

Peter Allen Schuh, age 42, is a 1996 graduate of California Polytechnic State University at San Luis Obispo. He was employed at Merrill Lynch until 1997. Following Merrill Lynch he founded and was the chief executive officer of Labrador Investment Advisors, Inc., which ran the Labrador Mutual Fund, a socially responsible mutual fund, from 1998 to 2001. Following the mutual fund, he developed and owns four patents in the alternative energy and water purification sectors with the United States Patent and Trademark Office (USPTO). The patents are USPTO 7591088, USPTO 8017366, USPTO 8043496 and USPTO 8137717. Mr. Schuh played during the 1995-1996 season for the national champion Central Coast Road-Runners of the United States Independent Soccer League (USISL). The USISL has since changed its name to the United Soccer League (USL). He has been a USSF referee since 1986.

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Item 11. COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Name	Capacities in which compensation was received (e.g., Chief Executive Officer, director, etc.)	Cash Compensation ($)	Other Compensation ($)	Total Compensation ($)
Peter Allen Schuh	Chief Executive Officer	0	0	0

Item 12. SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS

Title of class	Name and address of beneficial owner	Amount and nature of beneficial ownership acquirable	Percent of class
Class A Common	Peter Allen Schuh 2344 Corte De La Jara, Pleasanton, CA 94566	As founder, 100,000,000	100.00

Item 13. INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

N/A

Item 14. SECURITIES BEING OFFERED

The following summary of the terms of our capital stock is qualified in its entirety by reference to the applicable provisions of Nevada law.

Capital Stock

The corporation is authorized to issue four classes of Common Stock; namely, Class A, Class B, Class C, and Class D Common Stock, with all of said shares having a par value of one one-hundred thousandth of a dollar ($.00001) per share. The total number of shares of Common Stock this corporation is authorized to issue is 400,000,000, with there being 340,000,000 authorized shares of Class A Common Stock, 40,000,000 authorized shares of Class B Common Stock, 10,000,000 authorized shares of Class C Common Stock, and 10,000,000 authorized shares of Class D Common Stock. The board of directors is also authorized to determine or alter the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued class of Common Stock and, within the limits and restrictions stated in any resolution or resolutions of the board of directors originally fixing the number of shares constituting any class, to increase or decrease (but not below the number of shares of any such class then outstanding) the number of shares of any class subsequent to the issue of shares of that class.

The designations and the powers, preferences and rights, and the qualifications, limitations or restrictions of the shares of each class of stock and the manner in which shares of stock are to be voted for the election of directors and upon any other matter coming before a meeting of shareholders are as follows:

(a) Each share of Common Stock, regardless of class, shall be entitled to one vote per share. Dividends may be paid pro rata to the holders of the Common Stock, regardless of class, as and when declared by the board of directors out of any funds of the corporation legally available therefor. Upon any liquidation, dissolution or winding up of the corporation, whether voluntary or involuntary, the assets of the corporation shall be distributed pro rata to the holders of the Common Stock, regardless of class. The holders of Common Stock shall not be entitled to any preemptive or preferential right to subscribe for or purchase any shares of capital stock of the corporation or any securities convertible into shares of capital stock of the corporation.

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(b) No person may own more than 200 shares of Class B Common Stock. Furthermore, Class B Common Stock may only be issued to people who are living individuals at least eighteen (18) years old, or to the parent or legal guardian of a minor, whose residence at the time of issuance is within any of the following postal zip codes:

91901, 91902, 91903, 91908, 91909, 91910, 91911, 91912, 91913, 91914, 91915, 91916, 91921, 91932, 91933, 91935, 91941, 91942, 91943, 91944, 91945, 91946, 91950, 91951, 91976, 91977, 91978, 91979, 92003, 92007, 92008, 92009, 92010, 92011, 92013, 92014, 92018, 92019, 92020, 92021, 92022, 92023, 92024, 92025, 92026, 92027, 92028, 92029, 92030, 92033, 92037, 92038, 92039, 92040, 92046, 92049, 92051, 92052, 92054, 92055, 92056, 92057, 92058, 92059, 92060, 92061, 92064, 92065, 92066, 92067, 92068, 92069, 92070, 92071, 92072, 92074, 92075, 92078, 92079, 92081, 92082, 92083, 92084, 92085, 92086, 92088, 92091, 92092, 92093, 92096, 92101, 92102, 92103, 92104, 92105, 92106, 92107, 92108, 92109, 92110, 92111, 92112, 92113, 92114, 92115, 92116, 92117, 92118, 92119, 92120, 92121, 92122, 92123, 92124, 92126, 92127, 92128, 92129, 92130, 92131, 92132, 92134, 92135, 92136, 92137, 92138, 92139, 92140, 92142, 92143, 92145, 92147, 92149, 92150, 92152, 92153, 92154, 92155, 92158, 92159, 92160, 92161, 92163, 92165, 92166, 92167, 92168, 92169, 92170, 92171, 92172, 92173, 92174, 92175, 92176, 92177, 92178, 92179, 92182, 92186, 92187, 92190, 92191, 92192, 92193, 92195, 92196, 92197, 92198, 92199, 92503, 92504, 92508, 92518, 92530, 92531, 92532, 92536, 92539, 92543, 92544, 92545, 92546, 92548, 92551, 92552, 92562, 92563, 92564, 92567, 92570, 92571, 92572, 92581, 92582, 92583, 92584, 92585, 92586, 92587, 92589, 92590, 92591, 92592, 92593, 92595, 92596, 92599, 92602, 92603, 92604, 92606, 92607, 92609, 92610, 92612, 92614, 92615, 92616, 92617, 92618, 92619, 92620, 92623, 92624, 92625, 92626, 92627, 92628, 92629, 92630, 92637, 92646, 92650, 92651, 92652, 92653, 92654, 92656, 92657, 92658, 92659, 92660, 92661, 92662, 92663, 92672, 92673, 92674, 92675, 92676, 92677, 92678, 92679, 92688, 92690, 92691, 92692, 92693, 92694, 92697, 92698, 92701, 92702, 92703, 92704, 92705, 92706, 92707, 92708, 92711, 92712, 92728, 92735, 92780, 92781, 92782, 92799, 92808, 92856, 92857, 92859, 92862, 92863, 92864, 92866, 92869, 92877, 92878, 92879, 92881, 92882, 92883.

(c) Issuance of Class C Common Stock shall be restricted such that no person may own more than 4,800 shares of the Class C Common Stock. Furthermore, Class C Common Stock may only be issued to people who are living individuals at least eighteen (18) years old, or a business entity legally qualified to do business, who is conducting business by offering food or beverage at a physical location open to the public in one or more of the following postal zip codes:

91901, 91902, 91903, 91908, 91909, 91910, 91911, 91912, 91913, 91914, 91915, 91916, 91921, 91932, 91933, 91935, 91941, 91942, 91943, 91944, 91945, 91946, 91950, 91951, 91976, 91977, 91978, 91979, 92003, 92007, 92008, 92009, 92010, 92011, 92013, 92014, 92018, 92019, 92020, 92021, 92022, 92023, 92024, 92025, 92026, 92027, 92028, 92029, 92030, 92033, 92037, 92038, 92039, 92040, 92046, 92049, 92051, 92052, 92054, 92055, 92056, 92057, 92058, 92059, 92060, 92061, 92064, 92065, 92066, 92067, 92068, 92069, 92070, 92071, 92072, 92074, 92075, 92078, 92079, 92081, 92082, 92083, 92084, 92085, 92086, 92088, 92091, 92092, 92093, 92096, 92101, 92102, 92103, 92104, 92105, 92106, 92107, 92108, 92109, 92110, 92111, 92112, 92113, 92114, 92115, 92116, 92117, 92118, 92119, 92120, 92121, 92122, 92123, 92124, 92126, 92127, 92128, 92129, 92130, 92131, 92132, 92134, 92135, 92136, 92137, 92138, 92139, 92140, 92142, 92143, 92145, 92147, 92149, 92150, 92152, 92153, 92154, 92155, 92158, 92159, 92160, 92161, 92163, 92165, 92166, 92167, 92168, 92169, 92170, 92171, 92172, 92173, 92174, 92175, 92176, 92177, 92178, 92179, 92182, 92186, 92187, 92190, 92191, 92192, 92193, 92195, 92196, 92197, 92198, 92199, 92503, 92504, 92508, 92518, 92530, 92531, 92532, 92536, 92539, 92543, 92544, 92545, 92546, 92548, 92551, 92552, 92562, 92563, 92564, 92567, 92570, 92571, 92572, 92581, 92582, 92583, 92584, 92585, 92586, 92587, 92589, 92590, 92591, 92592, 92593, 92595, 92596, 92599, 92602, 92603, 92604, 92606, 92607, 92609, 92610, 92612, 92614, 92615, 92616, 92617, 92618, 92619, 92620, 92623, 92624, 92625, 92626, 92627, 92628, 92629, 92630, 92637, 92646, 92650, 92651, 92652, 92653, 92654, 92656, 92657, 92658, 92659, 92660, 92661, 92662, 92663, 92672, 92673, 92674, 92675, 92676, 92677, 92678, 92679, 92688, 92690, 92691, 92692, 92693, 92694, 92697, 92698, 92701, 92702, 92703, 92704, 92705, 92706, 92707, 92708, 92711, 92712, 92728, 92735, 92780, 92781, 92782, 92799, 92808, 92856, 92857, 92859, 92862, 92863, 92864, 92866, 92869, 92877, 92878, 92879, 92881, 92882, 92883.

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d) Issuance of Class D Common Stock shall be restricted such that no person may own more than 4,800 shares of the Class D Common Stock. Furthermore, Class D Common Stock may only be issued to people who are living individuals at least eighteen (18) years old who have more than 3,000 “friends” or “followers” on Facebook and reside in one of the following postal zip codes:

91901, 91902, 91903, 91908, 91909, 91910, 91911, 91912, 91913, 91914, 91915, 91916, 91921, 91932, 91933, 91935, 91941, 91942, 91943, 91944, 91945, 91946, 91950, 91951, 91976, 91977, 91978, 91979, 92003, 92007, 92008, 92009, 92010, 92011, 92013, 92014, 92018, 92019, 92020, 92021, 92022, 92023, 92024, 92025, 92026, 92027, 92028, 92029, 92030, 92033, 92037, 92038, 92039, 92040, 92046, 92049, 92051, 92052, 92054, 92055, 92056, 92057, 92058, 92059, 92060, 92061, 92064, 92065, 92066, 92067, 92068, 92069, 92070, 92071, 92072, 92074, 92075, 92078, 92079, 92081, 92082, 92083, 92084, 92085, 92086, 92088, 92091, 92092, 92093, 92096, 92101, 92102, 92103, 92104, 92105, 92106, 92107, 92108, 92109, 92110, 92111, 92112, 92113, 92114, 92115, 92116, 92117, 92118, 92119, 92120, 92121, 92122, 92123, 92124, 92126, 92127, 92128, 92129, 92130, 92131, 92132, 92134, 92135, 92136, 92137, 92138, 92139, 92140, 92142, 92143, 92145, 92147, 92149, 92150, 92152, 92153, 92154, 92155, 92158, 92159, 92160, 92161, 92163, 92165, 92166, 92167, 92168, 92169, 92170, 92171, 92172, 92173, 92174, 92175, 92176, 92177, 92178, 92179, 92182, 92186, 92187, 92190, 92191, 92192, 92193, 92195, 92196, 92197, 92198, 92199, 92503, 92504, 92508, 92518, 92530, 92531, 92532, 92536, 92539, 92543, 92544, 92545, 92546, 92548, 92551, 92552, 92562, 92563, 92564, 92567, 92570, 92571, 92572, 92581, 92582, 92583, 92584, 92585, 92586, 92587, 92589, 92590, 92591, 92592, 92593, 92595, 92596, 92599, 92602, 92603, 92604, 92606, 92607, 92609, 92610, 92612, 92614, 92615, 92616, 92617, 92618, 92619, 92620, 92623, 92624, 92625, 92626, 92627, 92628, 92629, 92630, 92637, 92646, 92650, 92651, 92652, 92653, 92654, 92656, 92657, 92658, 92659, 92660, 92661, 92662, 92663, 92672, 92673, 92674, 92675, 92676, 92677, 92678, 92679, 92688, 92690, 92691, 92692, 92693, 92694, 92697, 92698, 92701, 92702, 92703, 92704, 92705, 92706, 92707, 92708, 92711, 92712, 92728, 92735, 92780, 92781, 92782, 92799, 92808, 92856, 92857, 92859, 92862, 92863, 92864, 92866, 92869, 92877, 92878, 92879, 92881, 92882, 92883.

Preferred Stock

Our board of directors is authorized, subject to limitations prescribed by Nevada law and our articles of incorporation, to determine the terms and conditions of preferred stock, including whether the shares of preferred stock will be issued in one or more series, the number of shares to be included in each series and the powers, designations, preferences and rights of the shares. Our board of directors also is authorized to designate any qualifications, limitations or restrictions on the shares without any further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company and may adversely affect the voting and other rights of the holders of our Class A, Class B, Class C, and Class D Common Stock, which could have an adverse impact on the market price of our Class A, Class B, Class C, and Class D Common Stock. We have no current plan to issue any shares of preferred stock.

Certain Articles of Incorporation, By-Laws and Statutory Provisions

The provisions of our amended articles of incorporation and by-laws and of the Nevada General Corporation Law summarized below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that you might consider in your best interest, including an attempt that might result in your receipt of a premium over the market price for your shares.

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Limitation of Liability of Officers and Directors

Nevada law currently provides that our directors will not be personally liable to our company or our stockholders for monetary damages for any act or omission as a director other than in the following circumstances:

•	the director breaches his fiduciary duty to our company or our stockholders and such breach involves intentional misconduct, fraud or a knowing violation of law; or

•	our company makes an unlawful payment of a dividend or unlawful stock purchases, redemptions or other distribution.

As a result, neither we nor our stockholders have the right, through stockholders’ derivative suits on our behalf, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior, except in the situations described above. Nevada law allows the articles of incorporation of a corporation to provide for greater liability of the corporation’s directors. Our amended articles of incorporation do not provide for such expanded liability.

Special Meetings of Stockholders

Our amended articles of incorporation provide that special meetings of stockholders may be called only by the chairman or by a majority of the members of our board. Stockholders are not permitted to call a special meeting of stockholders, to require that the chairman call such a special meeting, or to require that our board request the calling of a special meeting of stockholders.

Stockholder Action; Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our amended articles of incorporation provide that stockholders may not take action by written consent unless such action and the taking of such action by written consent have been expressly approved by the board, and may only take action at duly called annual or special meetings. In addition, our amended by-laws establish advance notice procedures for:

•	stockholders to nominate candidates for election as a director; and

•	stockholders to propose topics for consideration at stockholders’ meetings.

Stockholders must notify our corporate secretary in writing prior to the meeting at which the matters are to be acted upon or directors are to be elected. The notice must contain the information specified in our by-laws. To be timely, the notice must be received at our corporate headquarters not less than 90 days nor more than 120 days prior to the first anniversary of the date of the prior year’s annual meeting of stockholders. If the annual meeting is advanced by more than 30 days, or delayed by more than 70 days, from the anniversary of the preceding year’s annual meeting, or if no annual meeting was held in the preceding year or for the first annual meeting following this offering, notice by the stockholder, to be timely, must be received not earlier than the 120th day prior to the annual meeting and not later than the later of the 90th day prior to the annual meeting or the 10th day following the day on which we notify stockholders of the date of the annual meeting, either by mail or other public disclosure. In the case of a special meeting of stockholders called to elect directors, the stockholder notice must be received not earlier than 120 days prior to the special meeting and not later than the later of the 90th day prior to the special meeting or 10th day following the day on which we notify stockholders of the date of the special meeting, either by mail or other public disclosure. These provisions may preclude some stockholders from bringing matters before the stockholders at an annual or special meeting or from nominating candidates for director at an annual or special meeting.

Election and Removal of Directors

The directors will serve for a three-year term. Our stockholders may only remove directors for cause. Our board of directors may elect a director to fill a vacancy created by the expansion of the board of directors. This system of electing and removing directors may discourage a third party from making a tender offer or otherwise attempting to obtain control of us because it generally makes it more difficult for stockholders to replace a majority of our directors.

Nevada Anti-Takeover Statutes

Business Combinations Act

Under the terms of our amended articles of incorporation and as permitted under Nevada law, we have elected not to be subject to Nevada’s anti-takeover law. With the approval of our stockholders, we may amend our articles of incorporation in the future to become governed by the anti-takeover law. This provision would then have an anti-takeover effect for transactions not approved in advance by our board of directors, including discouraging takeover attempts that might result in a premium over the market price for the shares of our Class A, Class B, Class C, and Class D Common Stock. By opting out of the Nevada anti-takeover law, third parties could more easily pursue a takeover transaction that was not approved by our board of directors.

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Control Shares Act

Nevada law provides that, in certain circumstances, a shareholder who acquires a controlling interest in a corporation, defined in the statute as an interest in excess of a 1/5, 1/3 or 1/2 interest, has no voting rights in the shares acquired that caused the shareholder to exceed any such threshold, unless the corporation’s other shareholders, by majority vote, grant voting rights to such shares. We may opt out of this act by amending our by-laws either before or within ten days after the relevant acquisition of shares. Presently, our by-laws do not opt out of this act.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. All statements contained in this prospectus other than statements of historical fact, including statements regarding our future results of operations and financial position, our business strategy and plans, and our objectives for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in the “Risk Factors” section. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. We are under no duty to update any of these forward-looking statements after the date of this prospectus or to conform these statements to actual results or revised expectations.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Sprinter Football Club, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has been signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pleasanton, State of California, on March 29, 2016.

SPRINTER FOOTBALL CLUB, INC.
By:	/s/ PETER ALLEN SCHUH Peter Allen Schuh Chairman of the Board, Chief Executive Officer

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EXHIBITS

Exhibit Number:	Description:

3(i)	Articles of Incorporation (Amended and Restated) *
3(ii)	Bylaws of Sprinter Football Club, Inc. *
23	Consents of Experts and Counsel *
99-1	State of California – Certificate of Qualification *
99-2	State of Nevada – Certificate to Accompany Amended and Restated Articles *
99-3	Letter and Order, dated March 9, 2016, from the State of California approving the Company to offer, sell and issue securities

* Previously filed.

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